Exhibit 4.8

STOCK PURCHASE AGREEMENT

Dated as of August 20, 2002

Between

UPM-KYMMENE INVESTMENT, INC.

and

BEMIS COMPANY, INC.

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EXHIBITS

Exhibit A	Statement of Accounting Principles for Working Capital and Net Indebtedness

Exhibit B	Reference Working Capital Statement and Reference Net Indebtedness Statement

Exhibit C	Non-Competition and Non-Solicitation Agreement

Exhibit D	Transition Services Agreement

Exhibit E	Patents to be Licensed to Seller

Exhibit F	Facilities Use Agreements

Exhibit G	Trademark Consent Agreement

Exhibit H	Legal Opinion of Seller

Exhibit I	Resignations Upon Closing

Exhibit J	Legal Opinion of Parent

Exhibit K	Persons Having “Knowledge”

Exhibit L	Customer Claim Procedure

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SCHEDULES

Schedule 1.02(c)	European Stay Bonuses

Schedule 3.04	Conflicts and Consents

Schedule 3.05(a)	Company Subsidiaries

Schedule 3.05(b)	Equity Interests

Schedule 3.07(a)	Financial Statements

Schedule 3.07(b)	Undisclosed Liabilities

Schedule 3.08	Changes or Events

Schedule 3.09(a)	Tax Returns

Schedule 3.09(e)	Tax Attributes

Schedule 3.10	Changes in Benefit Plans

Schedule 3.11(a)	Company Benefit Plans

Schedule 3.11(c)(ii)	Plan Qualification

Schedule 3.11(c)(iii)	Unfunded Benefit Liabilities

Schedule 3.11(c)(iv)	PBGC Proceedings

Schedule 3.11(c)(vi)	Withdrawal Liability

Schedule 3.11(c)(vii)	Acceleration Payments

Schedule 3.11(d)(ii)	Company Benefit Plan Compliance

Schedule 3.11(d)(iv)	Reports Timely Filed

Schedule 3.11(d)(vi)	Contributions of Premium Holiday

Schedule 3.11(d)(vii)	Amendment/Termination of Employee Welfare Benefit Plans

Schedule 3.11(d)(viii)	Contributions to Company Benefit Plans

Schedule 3.11(e)	International Employee Benefit Plans

Schedule 3.11(g)	Pre-Pension Obligations and Liabilities

Schedule 3.11(h)(ii)	Funding of International Employee Benefit Plans

Schedule 3.11(h)(iv)	Acceleration of International Employee Benefits

Schedule 3.11(i)	Announcements to International Employees; Administration

Schedule 3.11(j)	Post-Retirement Health and Medical Liabilities

Schedule 3.12(a)	Litigation

Schedule 3.12(b)	Orders

Schedule 3.13(a)	Products Liability

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Schedule 3.13(b)	Breaches of Warranty

Schedule 3.14	Compliance with Laws

Schedule 3.15(a)	Environmental Assessments

Schedule 3.15(b)	Environmental Matters

Schedule 3.16(a)	Liens

Schedule 3.16(b)	Real Property

Schedule 3.17	Plant, Property and Equipment

Schedule 3.18	Intellectual Property

Schedule 3.19(a)	Contracts

Schedule 3.19(b)	Contracts Not in Full Force and Effect

Schedule 3.19(c)	Oral Contracts

Schedule 3.20(a)	Insurance Policies

Schedule 3.20(b)	Insurance Policies in Default

Schedule 3.20(c)	Non-Terminating Insurance Policies

Schedule 3.21	Employees and Labor Matters

Schedule 3.23(a)	Accounts Receivable

Schedule 3.24	Inventory

Schedule 3.25	Licenses and Permits

Schedule 3.26	Transactions with Affiliates

Schedule 3.27	Corporate Name

Schedule 3.28	Suppliers

Schedule 3.29	Customers

Schedule 3.30	Bemis’ Finder’s Fee

Schedule 3.31	Sufficiency of Assets

Schedule 4.04	No Conflicts and Consents

Schedule 4.07	Buyer’s Finder’s Fees

Schedule 5.01	Conduct of Business

Schedule 5.04	Intercompany Indebtedness and Commercial Relationships

Schedule 5.06(a)	Intercompany Arrangements, Affiliate Transactions and Other Obligations

Schedule 5.06(b)	Termination and Continuation of Intercompany Arrangements

Schedule 6.04(b)	Severance Benefits

Schedule 6.04(c)	Project Bonuses

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Schedule 6.04(i)(ii)	BEIP Award 200%

Schedule 6.04(l)	Bemis Confidentiality and Non-Competition Agreements

Schedule 6.04(m)(i)	Bemis Company, Inc. Equity Units- Group 1 – No Non-Compete to be Obtained

Schedule 6.04(m)(ii)	Bemis Company, Inc. Equity Units- Group 2 – Non-Competes Required

Schedule 6.04(p)(ii)(B)	Actuarial Assumptions

Schedule 6.04(p)(ii)(D)	Applicable Rate

Schedule 7.02(b)	Non-Governmental Third Party Consents and Approvals

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STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of August 20, 2002, between UPM-Kymmene Investment, Inc., a Delaware corporation (“Buyer”), and Bemis Company, Inc., a Missouri corporation (“Seller”).

WHEREAS, Seller is the owner of the only issued and outstanding share of Stock of Morgan Adhesives Company, an Ohio corporation (the “Company”).

WHEREAS, UPM-Kymmene, Oyj (“Parent”) has agreed to guarantee the performance by Buyer of Buyer’s obligations under the Agreement (the “Guaranty”).

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the outstanding shares of Stock of the Company owned by Seller subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF CAPITAL STOCK

Section 1.01. Sale and Purchase. Subject to and upon the terms and conditions hereinafter set forth and in reliance upon the representations and warranties hereinafter contained, at the Closing on the Closing Date (both as hereinafter defined), Seller agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Seller one share of the common stock of Company, with no par value per share (the “Share”), free and clear of any and all Liens, constituting all of the issued and outstanding shares of Stock of the Company, for the purchase price hereinafter set forth in this Article I.

Section 1.02. Purchase Price. The purchase price paid for the Share at Closing (the “Initial Purchase Price”) shall be $420,000,000 (Four Hundred Twenty Million United States Dollars) plus (i) 520,000 Euros (being the reserve for FAS 87 liabilities for the Belgian Supplemental Pension Plan) and (ii) $4,492,000 (being the reserve for bad debt for the Company and Company Subsidiaries at December 31, 2001) minus:

(a) the Net Indebtedness Target;

(b) the difference between (i) the aggregate amount of payments to be made with respect to Seller’s outstanding “Equity Units” awarded under the 1994 and 2001 Seller Stock Incentive Plans listed in Schedule 6.04 (m) to Company or Company Subsidiary employees in accordance with Section 6.04(m) (such payments to be calculated in accordance with the provisions of Section 6.04(m), except that the average closing price per share of Seller’s common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the Friday of the week immediately preceding the week in which the Closing occurs shall be used in place of the closing price on the last trading day prior to the Closing Date) and (ii) $2,890,000 (being the accrual for the “Equity Units” on the Reference Working Capital Statement); and

(c) an amount equal to the cash stay bonuses aggregating 639,341 Euros plus all related social insurance costs (imposed on the employer) which a European Company Subsidiary has committed to pay the individuals listed on Schedule 1.02(c) in exchange for such employees remaining employed by a Company Subsidiary through the Closing Date, as such amount will be adjusted for those employees who are no longer employed by a Company Subsidiary on the Closing Date; provided, that, Buyer agrees that it will pay, or cause the Company or a Company Subsidiary to pay, the bonuses described in this Section 1.02(c) within 3 days of the Closing Date.

For purposes of this Section 1.02, the amounts described herein in Euros shall be converted to U.S. Dollars by reference to the most recent noon buying rate published by the Federal Reserve Bank of New York on the second Business Day prior to the Closing Date. The final purchase price shall be the Initial Purchase Price as adjusted by the payments referred to in Section 1.07 (as so adjusted, the “Final Purchase Price”).

Section 1.03. Payment. On the Closing Date, Buyer shall pay to Seller the Initial Purchase Price by wire transfer of immediately available funds to the account of Seller or by such other means as mutually agreed upon by the parties.

Section 1.04. Working Capital and Net Indebtedness Adjustment. (a) As promptly as possible, and in any event not later than 45 calendar days after the Closing Date, Buyer shall prepare and deliver to Seller the Closing Working Capital Statement and Closing Net Indebtedness Statement prepared in accordance with GAAP and the accounting principles set forth on Exhibit A. Attached hereto as Exhibit B is the Reference Working Capital Statement and Reference Net Indebtedness Statement.

(b) Buyer and Seller agree to be reasonably available at each other’s request to meet and discuss any and all financial and business matters relating to preparation of the Closing Working Capital Statement and Closing Net Indebtedness Statement. Buyer shall conduct a physical count of the inventory in connection with Buyer’s preparation of the Closing Working Capital Statement and Seller and its representatives shall have the opportunity to observe such inventory.

Section 1.05. Objections. (a) Seller may dispute any amounts reflected on either the Closing Working Capital Statement or Closing Net Indebtedness Statement; provided, however, that Seller shall notify Buyer in writing of each disputed item (such notice being a “Notice of Dispute”), within 45 calendar days after Seller’s receipt of the Closing Working Capital Statement and Closing Net Indebtedness Statement. Such Notice of Dispute shall specify the basis for each such dispute. If Seller does not deliver to Buyer a Notice of Dispute within such 45-day period, the Closing Working Capital Statement and Closing Net Indebtedness Statement as prepared by Buyer and delivered to Seller, including without limitation the amount of the Working Capital and Net Indebtedness stated therein, shall be final and binding on the parties hereto upon the expiration of such 45-day period. Seller and its representatives shall be provided with reasonable access to the books, records, non-proprietary work papers and appropriate personnel of Buyer and, to the extent practicable, its accountants in connection with Seller’s review of the Closing Working Capital Statement and Closing Net Indebtedness Statement.

(b) After the delivery by Seller to Buyer of any such Notice of Dispute, Buyer and Seller shall attempt to reconcile their differences with respect to the Closing Working Capital Statement and Closing Net Indebtedness Statement and any resolution by them as to any disputed amounts set forth in the Notice of Dispute shall be final and binding on the parties hereto. If Buyer and Seller are unable to reach a resolution with such effect within 20 Business Days after the delivery of the Notice of Dispute, either Buyer or Seller may submit the items remaining in dispute for resolution to the office of Deloitte & Touche LLP in New York, New York (the “Independent Accountants”), whereupon each of Buyer and Seller shall promptly furnish to the Independent Accountants such party’s final offer for the settlement of all items remaining in dispute (each a “Final Offer”). The Independent Accountants shall resolve such disputed items in accordance with the procedures set forth in Section 1.06 hereof. All dispute resolution proceedings in connection with either the Closing Working Capital Statement or Closing Net Indebtedness Statement shall take place at the offices of the Independent Accountants in New York, New York or at such other location as Buyer and Seller may mutually agree in writing.

Section 1.06. Independent Accountants. (a) Each of the parties shall furnish, at its own expense, the Independent Accountants and the other parties hereto with such documents and other written information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other written information and documents as such party deems relevant; provided that copies of all such documents and materials shall be concurrently delivered to the other parties to the proceedings in the same manner such materials are delivered to the Independent Accountants. The Independent Accountants may, at their discretion, conduct one or more conferences with respect to the dispute between Buyer and Seller, at which conference each party shall have the right to present such additional documents, materials and other information and to be accompanied or represented by such advisors, counsel and accountants as each party shall choose in its sole discretion.

(b) Buyer and Seller shall instruct the Independent Accountants to render their written decision with respect to all matters submitted to them by the Buyer and Seller. The Independent Accountants shall determine the proportion of their fees and expenses to be paid by Buyer and Seller and such determination shall be made so that the greater the degree (measured in aggregate dollars) to which the Independent Accountants have accepted the Final Offer of a party, the smaller the proportion of fees and expenses assessed against that party. Buyer and Seller shall promptly pay their respective shares of the fees and expenses of the Independent Accountants. The final determination of the Independent Accountants as to all disputed items shall be final and binding upon Buyer and Seller, except as to fraud.

Section 1.07. Post-Closing Payment.

(a) Working Capital.

(i) If the actual amount of the Working Capital as finally determined (whether determined as a result of agreement between Buyer and Seller or a determination by the Independent Accountants pursuant to Section 1.06 of this Agreement, a “Final Determination”) is in excess of the Working Capital Target, then Buyer shall pay the amount of such excess to Seller; and

(ii) If upon a Final Determination the Working Capital Target is in excess of the amount of the Working Capital, then Seller shall pay the amount of such excess to Buyer.

(b) Net Indebtedness.

(i) If upon a Final Determination the amount of the Net Indebtedness is in excess of the Net Indebtedness Target, then Seller shall pay the amount of such excess to Buyer; and

(ii) If upon a Final Determination the Net Indebtedness Target is in excess of the amount of the Net Indebtedness, then Buyer shall pay the amount of such excess to Seller.

(c) Each payment pursuant to this Section 1.07 shall be made by wire transfer in immediately available funds or by such other means as mutually agreed upon by the parties not later than the third Business Day after the date of the Final Determination. Each such payment shall include interest on the amount due from the Closing Date to and including the date paid in full at an annual interest rate equal to 4%. All such computations of interest shall be made by the party entitled to receive payment on the basis of a year of 360 days, in each case for the actual number of days occurring in the period for which such interest is payable.

ARTICLE II

CLOSING

Section 2.01. Closing. The Closing of the sale and purchase of the Share shall be consummated at the offices of Jones, Day, Reavis & Pogue, 222 East 41st Street, New York, New York at 10:00 a.m. New York City time, on a date not earlier than November 15, 2002 which is (a) the fifteenth Day after the fulfillment or waiver of all conditions precedent set forth in Articles VII and VIII hereof (other than the conditions to be satisfied at the Closing), or (b) such other date as the parties may agree in writing, which date, as the same may be so changed, is referred to herein as the “Closing Date.” The term “Closing” shall describe the transactional event occurring on the Closing Date and unless the parties otherwise agree in writing, the Closing shall be deemed effective as of the close of business on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in the Disclosure Schedule prepared and signed by Seller and the Company and delivered to Buyer simultaneously with the execution of this Agreement, Seller represents and warrants to Buyer as follows:

Section 3.01. Organization. Each of Seller, the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority and possesses all franchises, licenses, permits, authorizations, consents, orders and approvals (collectively, “Permits”) of, or registration, declaration or filing with any Governmental Authority or any other Person necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted except where the failure to possess a Permit or make a registration, declaration or filing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair or delay Seller’s ability to effect the Closing. Each of the Company and the Company Subsidiaries is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be duly qualified or in good standing could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or materially impair or delay Seller’s ability to effect the Closing. Seller has delivered to Buyer true and complete copies of the articles or certificate of incorporation of the Company as currently in effect (the “Company Charter”), the By-laws of the Company as currently in effect (the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as currently in effect.

Section 3.02. Authorization; Validity of Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seller, and no other corporate action on the part of Seller is or will be necessary to authorize the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby and thereby. No vote of, or consent by, the holders of any class or series of Stock issued by Seller is or will be necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 3.03. Execution and Delivery; Enforceability. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by Seller, and, assuming due and valid authorization, execution and delivery hereof and thereof by Buyer and each other party hereto or thereto, is or will be a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.04. No Conflicts; Consents. Except as set forth on Schedule 3.04, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents does not, and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby does not and will not:

(a) violate the Company Charter, Company By-laws or organizational documents of the Company Subsidiaries;

(b) violate any applicable Law or Order;

(c) require the consent, approval or registration of, or any notice filing with, any Governmental Authority other than the filing of a notification and report form under the HSR Act or any similar filings required under European Union competition law or any other foreign Law and other than where the failure to obtain such consent, approvals and registrations or to give or make such notice could not reasonably be expected to have a Material Adverse Effect or materially impair or delay the ability of Seller to effect the Closing; or

(d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, the Company or any Company Subsidiary or to a loss of any benefit to which Seller, the Company or any Company Subsidiary is entitled under any agreement to which it is a party or other instrument binding upon such company or any Permit or other similar authorization held by Seller, the Company or any Company Subsidiary.

Section 3.05. Subsidiaries; Equity Interests. (a) Schedule 3.05(a) sets forth the name and jurisdiction of organization of each Company Subsidiary, the interest of the Company in each such Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. All the outstanding shares of Stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 3.05(a), owned, directly or indirectly, by the Company, free and clear of all Liens of any kind or nature whatsoever.

(b) Except as set forth on Schedule 3.05(b), other than the Company Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary is a member of (and no part of the business of the Company or any Company Subsidiary is conducted through) any partnership. The Company is not a party to any joint venture agreement.

Section 3.06. Capital Structure. (a) The authorized Stock of the Company consists of 850 shares, no par value, of common stock (“Company Common Stock”). The Share is the only share of Company Common Stock issued and outstanding. No shares of Company Common Stock are held by the Company in its treasury.

(b) Seller owns, beneficially and of record, and has good and valid title to, the Share, free and clear of all Liens of any kind or nature whatsoever and Seller has full right and authority to sell the Share to Buyer pursuant to this Agreement. The Share and the shares of Stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any preemptive right, subscription right or any similar right under any applicable Laws, the Company Charter, the Company By-laws or similar organizational documents of any Company Subsidiaries or any agreement to which the Company or any Company Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company or the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) (“Voting Company Debt”). Except as set forth in this Section 3.06, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments of the Company or any Company Subsidiary or Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Stock, voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any Stock or voting securities of or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Company Common Stock or any Stock of any Company Subsidiary. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Stock of the Company or any Company Subsidiary. No legend or other reference to a purported Lien appears upon any certificates representing the Share or the shares of any Company Subsidiary.

Section 3.07. Financial Statements; Undisclosed Liabilities. (a) Schedule 3.07(a) sets forth (i) the unaudited consolidating balance sheet and unaudited consolidating statement of income for the six months ended June 30, 2002, (ii) the unaudited consolidating balance sheets and unaudited consolidating statements of income of the Company and its consolidated subsidiaries (including the Company Subsidiaries) for the years ended December 31, 1999, 2000 and 2001, and (iii) the audited consolidated balance sheet of the Company and its consolidated subsidiaries (including the Company Subsidiaries) for the year ended December 31, 2001, together with the notes to such audited balance sheet ((i), (ii) and (iii), collectively, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP (except that the unaudited financial statements do not reflect year end adjustments and are not accompanied by footnotes) consistently applied during the periods involved, except as otherwise disclosed in the notes thereto, and present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries (including the Company Subsidiaries) as of the dates thereof and for the periods indicated.

(b) None of the Company or the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the Company Subsidiaries) or in the notes thereto except (i) as disclosed, reflected or reserved against in the audited consolidated balance sheet as of December 31, 2001 described in Section 3.07(a) and the notes thereto (the “Audited Balance Sheet”), (ii) as disclosed on Schedule 3.07(b), (iii) for liabilities and obligations incurred in the Ordinary Course of Business since the Reference Balance Sheet Date and not in violation of this Agreement or the other Transaction Documents.

Section 3.08. Absence of Certain Changes or Events. Except as disclosed on Schedule 3.08 or as contemplated by this Agreement, since the Reference Balance Sheet Date,

each of the Company and the Company Subsidiaries has conducted its business only in the Ordinary Course of Business, and during such period there has not been with respect to the Company or such Company Subsidiary any:

(a) event, change, effect, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could have a Material Adverse Effect;

(b) amendment or other change in the Company Charter or Company By-laws or the organizational documents of any Company Subsidiary;

(c) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Stock of the Company or any Company Subsidiary, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of Stock or other securities of the Company or any Company Subsidiary;

(d) amendment of any material term of any outstanding security of the Company or any Company Subsidiary;

(e) making of any loan, advance or capital contributions to or investment in any Person;

(f) (i) material damage, destruction or other material casualty loss (whether or not covered by insurance) affecting the business or assets of, or property owned, leased or otherwise used by the Company or any Company Subsidiaries, (ii) sale (except for inventory in the Ordinary Course of Business) lease, alteration or other disposition of, or write down of the book value of (except under accounting practices and principles applied for amortization and depreciation thereof for the period ending on the date of the Reference Balance Sheet Date) any material asset of the Company or any Company Subsidiary which has a book value in excess of $200,000 or any items of property, plant and equipment which in the aggregate has a book value in excess of $500,000, (iii) mortgage, pledge or imposition of any Lien upon any material asset of the Company or any Company Subsidiary, or (iv) sale or other disposition of, or termination, lapse or other expiration of, the rights to the use of any of the material Company Intellectual Property;

(g) entry into, amendment to, termination of, or receipt of notice of termination of any contract involving the commitment of the Company or any Company Subsidiary extending for more than one year and involving a total remaining commitment by the Company or any Company Subsidiary of at least $200,000;

(h) change by the Company or any Company Subsidiary in Tax or accounting principles, methods or practices;

(i) capital expenditure, or commitment for a capital expenditure in excess of $250,000 individually or $500,000 in the aggregate, for additions or improvements to property, plant and equipment of the Company or any Company Subsidiaries;

(j) (i) cancellation or waiver of any claims or rights with a value to the Company or any Company Subsidiary in excess of $250,000 or (ii) settlement or compromise of any material actions, other than such actions in which the amount paid in settlement or comprise, including the cost to the Company and each Company Subsidiary of complying with any provisions of such settlement or compromise other than cash payments, does not exceed $250,000 without regard to any amount covered by insurance;

(k) effectuation of (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the business of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facilities of the business of the Company or any Company Subsidiary, except, in either case, after fully complying with the notice and other requirements of the WARN Act or any notification of or effectuation of a collective dismissal or plant closing under any applicable foreign Law; or

(l) agreement (whether written or oral) by the Company or any Company Subsidiary to do any of the foregoing.

Section 3.09. Taxes. (a) Except as set forth in Schedule 3.09(a): (i) all material Tax Returns that are required to be filed on or before the Closing (taking into account applicable extensions, waivers and tolling periods) by Seller, the Company, any Company Subsidiary or any “affiliated group” within the meaning of Section 1504 of the Code, of which any of Seller, the Company or any Company Subsidiary is or has been a member have been duly filed, all such Tax Returns are complete and accurate in all material respects and the Taxes shown to be due on such Tax Returns have been timely paid; (ii) all Pre-Closing Taxes for taxable periods that begin on or before, and end after, the Closing Date (“Straddle Periods”) shall be included in the Closing Working Capital Statement and taken into account in the calculation of Working Capital; (iii) no adjustments relating to the Tax Returns of the Company or the Company Subsidiaries have been proposed by the IRS or the appropriate state, provincial, local or foreign taxing authority; (iv) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Company or the Company Subsidiaries for; (v) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Company or the Company Subsidiaries; and (vi) no taxing authorities are presently conducting any audits or other examinations of any Tax Returns of the Company or the Company Subsidiaries.

(b) Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement that will survive the Closing.

(c) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal U.S. Tax Return (other than a group the common parent of which was Seller). Seller has filed a consolidated federal U.S. Tax Return with the Company for the taxable year immediately preceding the current taxable year and is eligible to file an election under Section 338(h)(10) of the Code with respect to the purchase of the Share as contemplated by this Agreement.

(d) Neither the Company nor any Company Subsidiary has any liability by contract or otherwise for Taxes of a material amount of any other person other than the Company or any Company Subsidiary.

(e) Except as set forth on Schedule 3.09(e), the Company and the Company Subsidiaries are United States persons within the meaning of Section 7701(a)(9) and (a)(1) of the Code. Neither the Company nor any Company Subsidiary is a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 3.10. Absence of Changes in Benefit Plans. Except as disclosed on Schedule 3.10, since the Reference Balance Sheet Date, there has not been any adoption or amendment in any respect by Seller, the Company or any Company Subsidiary of any individual employment or severance agreement, labor agreement, collective bargaining agreement or any pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, fringe benefit, hospitalization, medical or other employee benefit plan, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, providing benefits to any current employee, officer or director of the Company or any Company Subsidiary in the United States or any foreign jurisdiction or any former employee of the Company or any Company Subsidiary in the United States or any foreign jurisdiction (other than former employees who did not last perform services for the Company or any Company Subsidiary) (a “Former Employee”), or former officer or former director of the Company or any Company Subsidiary in the United States or any foreign jurisdiction.

Section 3.11. Employee Benefits. (a) Schedule 3.11(a) contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and all other employee benefit plans, programs, arrangements, or individual contracts, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, which in each case is maintained, or contributed to, by Seller, the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary which is subject to the law of the United States or any foreign jurisdiction within North America and under which Seller, the Company or any Company Subsidiary has any current or potential liability, including without limitation pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation, retirement, vacation, severance, retention, disability, death benefit, fringe benefit, hospitalization, medical, or other similar benefit arrangements (the “Employee Benefit Plans”) but excluding for this purpose any plan maintained by a Governmental Authority (including without limitation, the U.S. Social Security system, Medicare and other similar programs). Schedule 3.11(a) identifies as a “Company Benefit Plan” each Employee Benefit Plan that (i) covers only employees of the Company or any Company Subsidiary, or (ii) covers primarily employees of the Company or any Company Subsidiary and with respect to which the Company or any Company Subsidiary is the Employee Benefit Plan sponsor or contract holder. Each Employee Benefit Plan which is not identified on Schedule 3.11(a) as a Company Benefit Plan is hereafter called a “Seller Benefit Plan.”

(b) Except as otherwise provided under Section 6.04, on and after the Closing Date, Buyer, the Company and each Company Subsidiary shall have no liability or obligation under or with respect to any Seller Benefit Plan.

(c) With respect to each Employee Benefit Plan:

(i) The Seller has made available to Buyer true, complete and correct copies of (A) each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plan, a description thereof), (B) the three most recent annual reports on Form 5500 filed with the IRS or such similar reports, statements, annual information returns or other returns, filings and material correspondence with any Governmental Authority with respect to each Employee Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required and any subsequent summaries of material modifications, (D) each trust agreement and group annuity contract relating to any Employee Benefit Plan, (E) the most recent actuarial and financial valuation prepared for any Company Benefit Plan and (F) the most recent favorable IRS determination letter for each such Employee Benefit Plan that is intended to qualify under Section 401 (a) of the Code or, in the case of each Employee Benefit Plan in any foreign jurisdiction within North America a copy of the most recent letter of confirmation of registration pursuant to Laws.

(ii) Except as set forth in Schedule 3.11(c)(ii), all Employee Benefit Plans other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Pension Plan”), intended to be qualified under Section 401(a) of the Code are so qualified and have been the subject of determination letters from the IRS, or such other Governmental Authority as may be applicable to the effect that such Employee Benefit Plans are so qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and such other applicable Laws and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any event occurred since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification in a way that cannot be corrected under an IRS correction program without a material cost to the Company or any Company Subsidiary, or materially increase its costs.

(iii) Except as set forth in Schedule 3.11(c)(iii), no Employee Benefit Plan subject to Title IV of ERISA nor any other pension or retirement plan subject to Title IV of ERISA maintained by or contributed to by any ERISA Affiliate (an “Affiliate Plan”) since 1995, other than any Multiemployer Pension Plan, had, as of the respective last annual valuation date for each such Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions contained in such Plan’s most recent actuarial valuations. None of such Employee Benefit Plans or Affiliate Plans has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Except as disclosed on Schedule 3.11(c)(iii), all amounts set aside (whether or not in trust or pursuant to a similar instrument), reserved or accrued with respect to any Employee Benefit Plan that is a defined benefit pension plan maintained in a foreign jurisdiction within North America equal or exceed the present value of all benefits (vested and non-vested, including special early retirement and post-shutdown benefits and death benefit coverage, unless otherwise covered by insurance both before and after the expected retirement ages of the participants) determined using actuarial assumptions most recently used for purposes of funding (or accruing liabilities in respect of) such Plans, or if no such assumptions exist, using the assumptions most recently used for funding the most similar of such Plans (adjusted as described above), accrued by the employees and Former Employees (or their beneficiaries) who participate in such Plans as of the Closing Date.

(iv) Since January 1, 1996, none of the Employee Benefit Plans and trusts or Affiliate Plans and trusts which is subject to Title IV of ERISA or, in any foreign jurisdiction within North America, which is a defined benefit pension plan, other than any Multiemployer Pension Plan, has been terminated, or woundup in whole or in part nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to which the notice requirements to the PBGC have not been waived by applicable regulations with respect to any such Employee Benefit Plan or Affiliate Plan. Neither the Company nor any entity required to be treated as a single employer with the Company under Section 414 of the Code (an “ERISA Affiliate”) currently has any unsatisfied liability under Title IV of ERISA or any such similar Law, excluding premiums payable to the Pension Benefit Guaranty Corporation (the “PBGC”) pursuant to Section 4007 of ERISA which are not yet due and payable and contributions required under Section 412 of the Code. Except as set forth in Schedule 3.11(c)(iv), (A) neither the PBGC nor any other Person has instituted proceedings to windup or terminate in whole or in part any such Employee Benefit Plan or Affiliate Plan that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or other Law or to appoint a trustee or administrator of any such defined benefit plan, (B) no circumstances exist that constitute grounds under Section 4042 of ERISA or other Law entitling the PBGC or any other Person to institute any such proceeding, and (C) no liability to the PBGC or under Title IV of ERISA or other Law is expected with respect to any such defined benefit plan that could result in liability to the Company, its Subsidiaries or Buyer other than for premiums pursuant to Section 4007 of ERISA or other Law which are not yet due and payable.

(v) At no time since January 1, 1996, has the Company, any Company Subsidiary, or any ERISA Affiliate incurred any liability which could subject the Company or any Company Subsidiary to liability under Section 4062, 4063 or 4064 of ERISA.

(vi) Except as set forth in Schedule 3.11(c)(vi), (A) at no time since January 1, 1996, has the Company, any Company Subsidiary or any ERISA Affiliate been required to contribute to, or incurred any withdrawal liability within the meaning of Section 4201 of ERISA to, any Multiemployer Pension Plan, other than any withdrawal liability which has been fully paid as of the date hereof, (B) none of the Company, the Company Subsidiaries or ERISA Affiliates has undertaken any course of action that could reasonably be expected to lead to liability related to a complete or partial withdrawal from any such Multiemployer Pension Plan, and (C) neither the Company nor any of its Subsidiaries would incur any withdrawal liability if the Company, any of its Subsidiaries or any ERISA Affiliate withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) from each Multiemployer Pension Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate has an obligation to contribute on the date of this Agreement.

(vii) Any Employee Benefit Plan that would require the payment of benefits to employees of the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement is designated as such in Schedule 3.11(c)(vii). Except as set forth in Schedule 3.11(c)(vii), no amount paid by Seller, the Company or any of the Company Subsidiaries pursuant to any Employee Benefit Plan will result in a disallowance of deduction under Section 280G of the Code or similar Law in any foreign jurisdiction within North America, and, except as provided in Section 6.04, no current employee of the Company or any Company Subsidiary or Former Employee will be entitled to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any “rabbi trust” or similar arrangement in connection with any Employee Benefit Plan will be entitled to any payment as a result of the transactions contemplated by this Agreement with respect to any current employee of the Company or any Company Subsidiary or any Former Employee.

(d) With respect to each Company Benefit Plan:

(i) Neither Seller, the Company nor any of their Subsidiaries has taken any action directly or indirectly which obligates the Company or any Company Subsidiary to institute or modify or change any Company Benefit Plan, any actuarial or other assumption used to calculate funding obligations with respect to any of the Company Benefit Plans, or the manner in which contributions to any of the Company Benefit Plans are made or the basis on which such contributions are determined.

(ii) Except as set forth in Schedule 3.11(d)(ii), each Company Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and has been administered in compliance with its terms and the terms of all applicable collective bargaining agreements, and no individuals other than current employees of the Company or any Company Subsidiary or Former Employees, or the eligible spouses or dependents of such Persons, where applicable, have participated in any of the Company Benefit Plans. Other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened claims, suits, audits or investigations related to any Employee Benefit Plan that could reasonably be expected to result in a material liability to the Company or any Company Subsidiary.

(iii) None of the Seller, Company, any Company Subsidiary, any officer of the Seller, Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or by Law or to any liability under Section 502(i) or 502(1) of ERISA or any such similar Law, and, to the Seller’s Knowledge, no condition or set of circumstances exists that presents a risk of incurring any such liability.

(iv) Except as set forth in Schedule 3.11(d)(iv), all reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any Governmental Authority have been timely filed.

(v) With respect to each current employee of the Company or any Company Subsidiary and Former Employee, each of the Seller, the Company, and the Company Subsidiaries has complied with applicable requirements of Section 601 through 707 of ERISA and the regulations thereunder (including the regulations issued under Code Section 4980B) and the secondary payor requirements of Section 1862(b) of the Social Security Act, with respect to each Company Benefit Plan that is, or was during any taxable year of the Company or such Company Subsidiary for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(vi) Except as disclosed in Schedule 3.11(d)(vi), (i) none of the Company or any of the Company Subsidiaries has taken any contribution or premium holidays under any Company Benefit Plan and, where so disclosed, the Company or the relevant Company Subsidiary was entitled under the terms of the Company Benefit Plan, applicable collective bargaining agreements and under all Law to take such contribution or premium holiday; and (ii) there have been no withdrawals or transfers of assets from any Company Benefit Plan with respect to current employees of the Company or any Company Subsidiary or Former Employees and, where so disclosed, such withdrawals or transfers of assets were in accordance with the terms of such Company Benefit Plan, applicable collective bargaining agreements and all Law.

(vii) Except as set forth in Schedule 3.11(d)(vii), each Company Benefit Plan that is an employee welfare benefit plan, (including any such Company Benefit Plan covering retirees or other former employees), may be amended or terminated without liability to the Company and the Company Subsidiaries on or at any time after the Closing Date. The Company and its Subsidiaries may terminate their participation in or withdraw from any Seller Benefit Plan without any liability to the Company or such Subsidiaries and without obtaining the consent of any Person. Except as set forth in Schedule 3.11(d)(vii), no Employee Benefit Plan provides any post-retirement health or life benefits for which the Company or any of its Subsidiaries has any liability.

(viii) Except as set forth in Schedule 3.11(d)(viii), all material contributions to, and payments from, the Company Benefit Plans which may have been required to be made in accordance with the Company Benefit Plans and all Laws including, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to the Company Benefit Plans, and all payments under the Company Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Reference Working Capital Statement or are set forth in Schedule 3.11(d)(viii).

(ix) All employee data necessary to administer each Company Benefit Plan is in the possession of the Company or the Company Subsidiaries and is complete, correct and in a form which is sufficient for the proper administration of the Company Benefit Plan in accordance with its terms of all Law.

(e) Schedule 3.11(e) contains a list of all employee benefit plans, schemes, agreements, arrangements, programs, policies, practices or individual contracts (whether or not legally enforceable), whether oral or written, formal or informal, funded or unfunded, registered or unregistered, which in each case is maintained or contributed to by Seller, the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary which is subject to the law of a jurisdiction other than a jurisdiction in North America and under which Seller, the Company or any Company Subsidiary has any current or potential liability (the “International Employee Benefit Plans”), including without limitation, vacation, severance, disability, early retirement, medical, dental, hospitalization, life insurance, incentive bonus, savings and retirement, change of control, retention, stock option, stock appreciation rights, stock purchase, employment anniversary awards, deferred compensation, profit sharing, earnings related pay, variable pay and other bonus, retiree life and medical benefits, and leaving or termination indemnities, but excluding for this purpose any social insurance and other similar programs mandated by a Governmental Authority (“Mandated Plan”). Schedule 3.11(e) identifies as an “International Company Benefit Plan” each International Employee Benefit Plan that either (i) covers only employees of the Company or any Company Subsidiary, or (ii) covers primarily employees of the Company or any Company Subsidiary and with respect to which the Company or any Company Subsidiary is the International Employee Benefit Plan’s sponsor or contract holder. Each International Employee Benefit Plan which is not identified on Schedule 3.11(e) as an International Company Benefit Plan is hereafter called a “International Seller Benefit Plan.”

(f) Except as otherwise provided under Section 6.04, on and after the Closing Date, Buyer, the Company and each Company Subsidiary shall have no liability or obligation under or with respect to any International Seller Benefit Plan.

(g) Except as disclosed in Schedule 3.11(g), none of the Company Subsidiaries has assumed any obligation or liability concerning pre-pension arrangements of its current and former employees.

(h) With respect to each International Employee Benefit Plan:

(i) The Seller has made available to Buyer true, complete and correct copies of (A) summary descriptions of each International Employee Benefit Plan, (B) any agreement, deed or declaration constituting such International Employee Benefit Plans, (C) any material announcement regarding an International Employee Benefit Plan which is not incorporated in such International Employee Benefit Plan, (D) the most recently prepared actuarial valuation reports pertaining to each International Company Benefit Plan prepared for purposes of (1) local compliance requirements, (2) determining contributions and (3) calculations of expenses for accounting purposes, and (E) statement in English of all liabilities and obligations of the Seller or the Company or any of its Subsidiaries with respect to any International Employee Benefit Plan.

(ii) Except as set forth in Schedule 3.11(h)(ii):

(A) all employer and employee contributions with respect to each Mandated Plan and International Employee Benefit Plan required by Law or by the terms of such International Employee Benefit Plan to be made on or prior to the Closing Date and other payments due from Seller, the Company or any of its Subsidiaries on or prior to the Closing Date under any International Employee Benefit Plan and Mandated Plan have been fully made by the applicable due dates or accrued as a current liability;

(B) each unfunded International Employee Benefit Plan has been disclosed in the Financial Statements in accordance with normal accounting practices of a country where such International Employee Benefit Plan is maintained;

(C) with respect to each funded International Employee Benefit Plan which is a defined benefit pension plan that provides benefits that are not insured by an insurance company, the “Asset Amount” (as defined in Section 6.04(p)) is at least equal to the value of the “Benefit Liabilities” (as defined in Section 6.04(p)), each as of the Closing Date, and no transaction contemplated by this Agreement shall cause such Asset Amount to be less than such Benefit Liabilities; and

(D) each International Employee Benefit Plan required under applicable Law to be disclosed has been so disclosed and maintained in good standing with applicable Governmental Authorities.

(iii) Since January 1, 1996, none of the International Employee Benefit Plans which constitute a defined benefit pension plan has been terminated or woundup in whole or in part nor has any Person instituted proceedings to windup or terminate in whole or in part any such International Employee Benefit Plan or to appoint a trustee or administrator of such defined benefit plan.

(iv) Except as disclosed in Schedule 3.11(h)(iv), no current employee of the Company or any Company Subsidiary or Former Employee will be entitled to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any International Employee Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any “rabbi trust” or similar arrangement in connection with any International Employee Benefit Plan will be entitled to any payment as a result of the transactions contemplated by this Agreement with respect to any current employee of the Company or any Company Subsidiary or any Former Employee.

(i) With respect to each International Company Benefit Plan, except as disclosed in Schedule 3.11(i):

(i) No promise or announcement has been made with respect to any employee of the Company employed outside of North America regarding the establishment, continuation, enhancement, increase, reduction or termination of benefits under any International Company Benefit Plan or otherwise and no discretionary practice exists in respect of benefits under any International Company Benefit Plan.

(ii) Each of the International Company Benefit Plans (A) has been administered and operated in accordance with its terms in all respects, (B) complies in form, and has been administered and operated in compliance, with all applicable requirements of applicable Laws in all respects and is valid and effective, and (C) complies with any applicable foreign Laws, and contract or labor or collective bargaining agreement.

(iii) Each International Company Benefit Plan has been granted the most favorable tax treatment possible under Law, and, to Seller’s Knowledge, there is no reason why such tax treatment would be or has been withdrawn.

(iv) Neither Seller, Company nor any of its Subsidiaries have received, in respect of an International Company Benefit Plan or Mandated Plan, any notice of (A) any inquiry, audit, investigation or proceeding by any Governmental Authority or regulatory agency which is not routine, or (B) any claim or litigation, whether threatened or pending (other than for routine claims for benefits), and, to Seller’s Knowledge, there are no facts or circumstances likely to result in any such inquiry, proceeding, claim or litigation.

(v) Neither Seller nor the Company nor any of the Company Subsidiaries, nor any trustee, manager or administrator of any International Company Benefit Plan has any liability in respect of any act, omission or event which would require it or such Plan to make payment to or in connection with any International Company Benefit Plan or any Governmental Authority. Seller, the Company and the Company Subsidiaries have paid all amounts due by them to any Governmental Authority or similar agency arising out of or in connection with the operation, administration, termination, funding or solvency of any International Company Benefit Plan. No insurance policy relating to any International Company Benefit Plan is or will be subject to any retroactive rate adjustment.

(vi) All employer and employee contributions to each International Company Benefit Plan required by Law or by the terms of such International Company Benefit Plan and other payments due from Seller, the Company or any of its Subsidiaries under any International Company Benefit Plan have been fully made by the applicable due dates, or, if applicable, accrued in accordance with normal accounting practices of a country where such International Company Benefit Plan is maintained.

(vii) All employee data necessary to administer each International Company Benefit Plan is in the possession of the Company or the Company Subsidiaries and is complete, correct and in a form which is sufficient for the proper administration of the International Company Benefit Plan in accordance with its terms of all Law.

(j) Except as set forth on Schedule 3.11(j), neither the Seller, the Company nor any of the Company Subsidiaries has any current or projected liability with respect to post-retirement health or medical benefits for employees of the Company employed outside of North America.

(k) Except as otherwise required by Law, Governmental Authority or under the terms of a labor agreement or recognition agreement with any trade union or other body representing employees, each International Company Benefit Plan may be terminated, and the

Company may terminate its participation in any International Employee Benefit Plan, at any time without the consent of any Person or further payment by any Person.

Section 3.12. Litigation. (a) Except as set forth in Schedule 3.12(a), there is (and since January 1, 2000 there has been) no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding (including without limitation any dispute resolution proceeding) or investigation pending or, to the Knowledge of Seller, threatened against or involving the Company or any Company Subsidiary that has resulted or could be reasonably expected, individually, to result in Losses of more than $100,000.

(b) Except as set forth in Schedule 3.12(b), none of Seller, the Company or any Company Subsidiary is subject to any Order of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators or dispute resolution body that has resulted in or could be reasonably expected to have a Material Adverse Effect or to impair or delay the ability of Seller or the Company to effect the Closing.

Section 3.13. Product Liabilities. (a) Except as set forth on Schedule 3.13(a), there are no citations or decisions by any Governmental Authority that any product manufactured, marketed or distributed by the Company or any Company Subsidiary is defective, fails to meet standards promulgated by such Governmental Authority or is misbranded and no Governmental Authority has ordered a recall of a product manufactured, marketed or distributed by the Company or any Company Subsidiary.

(b) Except as set forth on Schedule 3.13(b), (i) since January 1, 2000, there has not been any product liability claim asserted against the Company or any Company Subsidiary with respect to any product manufactured by or for the Company or any Company Subsidiary; and (ii) there are no product liability claims with respect to such products pending, or, to the Knowledge of the Company, threatened against or directly affecting the Company or any Company Subsidiary which in the case of (i) or (ii) could reasonably be expected to, individually, result in Losses of more than $100,000.

Section 3.14. Compliance with Laws. Except as set forth in Schedule 3.14,

(a) the Company and the Company Subsidiaries are and have been, and their businesses are and have been conducted, in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of the business of the Company or the ownership or use of any of its assets;

(b) the Company and the Company Subsidiaries have all material Permits necessary for the conduct of their businesses as currently conducted;

(c) there are no proceedings pending or, to the Knowledge of Seller, threatened which would be reasonably likely to result in the revocation, cancellation or suspension of any such material Permits by any Governmental Authority;

(d) no investigation or review by any Governmental Authority with respect to the Company and each Company Subsidiary or any of its respective business, facilities, operations, agreements or products packaging that could be reasonably expected to result in a Material

Adverse Effect is pending or, to the Knowledge of Seller, threatened, nor to the Knowledge of Seller has any Governmental Authority indicated an intention to conduct the same; and

(e) Notwithstanding the foregoing, the representations and warranties contained in Sections 3.08(k), 3.11, 3.15(b), 3.17(b), 3.18(f), 3.21(i) and (l) and 3.22 that relate to compliance with Laws by the Company and the Company Subsidiaries, shall supercede the representation and warranty set forth in Section 3.14(a) to the extent Section 3.14 would apply to the subject matter of such representations and warranties.

Section 3.15. Environmental Matters. (a) Seller has made readily available to Buyer either at the data room at Faegre & Benson LLP, Minneapolis, Minnesota, between the dates of June 17, 2002 and June 22, 2002, or otherwise prior to the date of this Agreement, all environmental assessments conducted on behalf of or which are in the possession or control of Seller, the Company or any Company Subsidiary since January 1, 2000 that relate to operations at any of the facilities or properties of the Company or the Company Subsidiaries for the past five (5) years, all of which assessments are listed on Schedule 3.15(a).

(b) Except as set forth in Schedule 3.15(b),

(i) the Company and the Company Subsidiaries are in material compliance with all Environmental Laws and have obtained and are in material compliance with all permits required under any Environmental Law for the operation of the Company’s business as presently conducted; such permits are valid and in full force and effect and, assuming compliance by Buyer after the Closing Date with applicable requirements thereunder, will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(ii) none of the Company or the Company Subsidiaries have received any written claim, notice, demand letter or request for information alleging that any of the Company or the Company Subsidiaries may be in material violation of, or have any material unpaid liability under, any Environmental Law;

(iii) none of the Company or the Company Subsidiaries are subject to any outstanding written order, decree or injunction or other arrangement with any Governmental Authority, or to any written indemnity or other written agreement with any third party, pursuant to which the Company or any of the Company Subsidiaries has, to the Knowledge of Seller, any material unpaid liability under any Environmental Law or with respect to Hazardous Material;

(iv) to the Knowledge of the Company, none of the Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, or listed on the Comprehensive Environmental Response Compensation Liability Information System List (as defined in CERCLA) or any similar federal, state or foreign list of sites evidencing significant levels of Hazardous Materials contamination of such Real Property and/or requiring investigation or clean-up;

(v) to the Knowledge of the Company, no lien has been imposed on any of the Real Property by any Governmental Authority at the federal, state, or local level in connection with the presence of any Hazardous Material on or off any of the Real Property;

(vi) there have been no Releases by the Company on, into or from the Real Property (including, without limitation, soils, groundwater, surface water, buildings and other structures) currently owned, leased, operated, managed or controlled by the Company and the Company Subsidiaries that have caused Hazardous Material contamination resulting in any material unpaid liability under any Environmental Law; and to the Knowledge of the Company none of the Real Property contains any damaged friable asbestos containing materials or underground storage tanks;

(vii) there were no Releases by the Company on, into or from the Real Property formerly owned, leased, operated, managed or controlled by the Company or the Company Subsidiaries that caused Hazardous Material contamination during such period of ownership, lease, operation, management or control;

(viii) to the Knowledge of the Company, none of the Company or its Subsidiaries have any material unpaid liability under any Environmental Law arising out of any Hazardous Material contamination at any other location (including, without limitation, any location to which any Hazardous Material has been generated, treated, stored or disposed by or on behalf of any of the Company or the Company Subsidiaries); and

(ix) there are no civil, criminal or administrative actions, suits, hearings or proceedings, and no written notices of violation pending or, to the Knowledge of the Company or any of the Company Subsidiaries, threatened against the Company or any of the Company Subsidiaries under Environmental Laws.

Section 3.16. Title to Assets Other than Real Property Interests; Title to Real Property. (a) Each of the Company and the Company Subsidiaries has good and valid title to all assets reflected on the Audited Balance Sheet or acquired after the Reference Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Reference Balance Sheet Date in the Ordinary Course of Business consistent with past practice and not in violation of this Agreement or the other Transaction Documents and, in each case free and clear of all Liens of any kind except (i) as set forth on Schedule 3.16(a), (ii) mechanics’, carriers’, workmen’s, repairmen’s, warehouseman’s or other like Liens arising or incurred in the Ordinary Course of Business, (iii) Liens which secure Indebtedness that is reflected as a liability on the Audited Balance Sheet and the existence of which is indicated in the notes thereto, (iv) Liens for Taxes, assessments not yet due and payable or due but not delinquent and (v) other imperfections of title or encumbrances, if any, which individually, or in the aggregate, are not material in amount and which do not materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (all items included in clauses (i), (ii), (iii), (iv) and (v) above are hereinafter referred to collectively as “Permitted Liens”). All leased personal property used, held for use or necessary in the business of the Company and the Company Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof. This Section 3.16(a) does not relate to Real Property,

Leased Property or interests in Real Property or Leased Property as such terms are defined in Sections 3.16(b) or 11.03, such items being the subject of Section 3.16(b).

(b) Schedule 3.16(b) sets forth a complete list of all Real Property owned by the Company and the Company Subsidiaries (each such property, an “Owned Property”) as of the Reference Balance Sheet Date or thereafter acquired and identifies any material easement or agreements relating thereto. Schedule 3.16(b) also sets forth a complete list of all Real Property leased by the Company and the Company Subsidiaries (each, a “Leased Property”) as of the Reference Balance Sheet Date and thereafter and identifies any material subleases, easements or agreements relating thereto. Except for the Owned Property and the Leased Property, no other Real Property or interests in Real Property are used, held for use or necessary in the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have (i) good and insurable fee title to all Owned Property, or (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Property” and, collectively, as “Properties”), in each case free and clear of all Liens and other similar restrictions, except (A) such as are set forth on Schedule 3.16(b), (B) leases, subleases and other agreements set forth on Schedule 3.16(b), (C) Permitted Liens, (D) any conditions that may be shown by a current, accurate survey or determined by a careful physical inspection of any Property made prior to Closing and (E) (I) zoning, building and other similar restrictions, (II) Liens and other restrictions and encumbrances that have been placed by any developer, landlord or other third party on property over which any of the Company or any of the Company Subsidiaries has on any Leased Property and subordination or similar agreements relating thereto, none of which items set forth in clauses (I) and (II), individually or in the aggregate, materially impair the use and operation of the property to which they relate in the business of the Company and the Company Subsidiaries, as presently conducted. Except as set forth in Schedule 3.16(b), none of the Company and the Company Subsidiaries is in material default under any material leases to which it is a party or under which it is in occupancy nor has it received any written notice alleging any material default under such material leases, and all such material leases are in full force and effect. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

Section 3.17. Plant, Property and Equipment. With respect to the plants, offices and other facilities located on the Properties and the current use thereof by the Company and the Company Subsidiaries, except as set forth on Schedule 3.17,

(a) the structures and equipment owned or used by the Company and the Company Subsidiaries are fit for the purpose for which they are presently used and, except for vehicles and machinery undergoing repair in the Ordinary Course of Business, are in good operating condition and repair, ordinary wear and tear excepted;

(b) none of the Company and the Company Subsidiaries has received written notification that it is in violation of any applicable material building, zoning, health or other similar land use Law in respect of their operations or the Real Property;

(c) no condemnation of any portion of the Properties has occurred since January 1, 2000 and none of the Company and the Company Subsidiaries has received any written notice from a Governmental Authority related to any future, proposed or threatened condemnation of any portion of the Properties; and

(d) no structures or plants owned by Seller are necessary for the operation of the business of the Company and the Company Subsidiaries.

Section 3.18. Intellectual Property. (a) Schedule 3.18 sets forth a true and complete list of all Company Intellectual Property consisting of patents, registered trademarks, Internet domain names, trade names, registered service marks, registered logos, registered designs, registered copyrights and all pending applications for any of the foregoing. Schedule 3.18 lists the registration or application numbers, registration filing dates, countries in which registered or filed and expiration dates for registrations listed thereon and the owner of such Company Intellectual Property. With respect to registered trademarks, Schedule 3.18 sets forth a list of all goods and services in which such trademarks are registered or applied for. Each of the applications to register or obtain any copyrights, patents or trademarks listed in Schedule 3.18 is pending and in good standing without final rejection or denial or challenge of any kind. There are no unregistered trademarks, service marks, logos, designs or copyrights that are material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted. Except as set forth in Schedule 3.18, the Company or one of the Company Subsidiaries owns, licenses or has rights to use the Company Intellectual Property and has the right to utilize such rights without payment to any other Person, and the consummation of the transactions contemplated hereby will not conflict, alter or impair any of such rights; except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no Company Intellectual Property licensed from any Person that is material to the conduct of the business of the Company and Company Subsidiaries as presently conducted, except (i) as set forth on Schedule 3.18 and (ii) as between Seller and the Company or a Company Subsidiary with respect to the Seller-Owned Intellectual Property and Seller-Owned Know-How. Each of the Product Formulas is in writing and the documentation relating to each of the Product Formulas is current and accurate in all material respects.

(b) Except as listed in Schedule 3.18, neither the Company nor any of the Company Subsidiaries has granted any material options, licenses, assignments or agreements of any kind relating to any of the Company Intellectual Property listed including the Product Formulas. Except as listed in Schedule 3.18, Seller has not granted any material options, licenses, assignments, or agreements of any kind relating to any of the Seller-Owned Intellectual Property. Neither the Company nor any of the Company Subsidiaries is bound by or a party to any material options, licenses or agreements of any kind relating to the intellectual property rights of any other Person, except (i) as set forth in Schedule 3.18, (ii) agreements relating to Software, and (iii) as between Seller and the Company or a Company Subsidiary with respect to use of the Seller-Owned Intellectual Property. Subject to the rights of third parties set forth in Schedule 3.18, all Company Intellectual Property, including the Product Formulas, are free and clear of the claims of Persons (other than the Company and Company Subsidiary) and of all Liens except any claims or Liens which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company Intellectual Property violates, conflicts with or infringes the intellectual property rights of any other Person where such infringement, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.18, (i) no lawsuits, proceedings or claims are pending or, to the Knowledge of Seller, threatened, against Seller, the Company or any of the Company Subsidiaries by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any of the Company Intellectual Property including the Product Formulas and (ii) since January 1, 2000, none of Seller, the Company and the Company Subsidiaries has received any written communications alleging that the Company or any of the Company Subsidiaries has violated any rights relating to intellectual property of any Person.

(c) Except as otherwise set forth in Schedule 3.18, each of the Company and the Company Subsidiaries has taken all reasonable precautions to maintain the secrecy of the Product Formulas in accordance with protection procedures customarily used in the industries of the Company and the Company Subsidiaries to protect rights of like importance.

(d) No former or current personnel have any claim against the Seller, Company or any of the Company Subsidiaries in connection with such personnel’s involvement in the conception and development of any Company Intellectual Property; and no such claim has been asserted or, to the Knowledge of Seller, is threatened. None of the former or current officers and employees of the Company or any of the Company Subsidiaries has any patent issued, copyright registered, or application pending for any device, process, design or invention of any kind now used or needed by the Company or any of the Company Subsidiaries in the furtherance of its business operations, which patents, registrations, or applications have not been assigned to the Company or a Company Subsidiary, with such assignment duly recorded in the United States Patent Office.

(e) Schedule 3.18 contains a complete and accurate list and description of all the material Software that is owned by the Company or Company Subsidiary and used in its business, except for commercially available, over-the-counter “shrink-wrap” Software and open source Software (collectively, the “Owned Software,” which term does not include Licensed Software (as defined in subsection (f) below)). Except as set forth in such schedule, the Company or Company Subsidiary has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Software. Except as set forth in such schedule, and except for commercially available, over-the-counter “shrink-wrap” Software and open source Software (“Shrink Wrap”), the Owned Software is not dependent on any Licensed Software (as defined in subsection (f) below) in order to operate fully in the manner in which it is intended.

(f) Schedule 3.18 contains a complete and accurate list of all material Software (other than Shrink Wrap and Owned Software), under which the Company or Company Subsidiary is a licensee, lessee or otherwise has obtained from a third party a right to use and that is used in the business of the Company (the “Licensed Software”). Such section also sets forth a list of all license fees, rents, royalties or other charges that the Company or Company Subsidiary is required or obligated to pay with respect to the Licensed Software. The Company or Company Subsidiary has the right and license to use, sublicense, modify and copy Licensed Software as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the same, free of any other limitations or encumbrances, and the applicable licensee is in compliance in all material respects with all applicable provisions of such agreements. Except as disclosed in Schedule 3.18, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software in violation of Law or Contract. None of the Company and the Company Subsidiaries has published or disclosed any Licensed Software to any other party except pursuant to contracts requiring such other parties to keep the Licensed Software confidential or as, individually or in the aggregate, could not have a Material Adverse Effect. No party to whom any of the Company and the Company Subsidiaries has disclosed Licensed Software has breached such obligation of confidentiality, except such breaches as could not have a Material Adverse Effect.

(g) The Owned Software and the Licensed Software and Shrink Wrap constitute all material Software used in the business of the Company and the Company Subsidiaries (collectively, the “Business Software”). Except as specified in Schedule 3.18, none of the Company and the Company Subsidiaries has granted any licenses, leases or other rights and has no obligation to do so with respect to the Business Software. Whichever of the Company or a Company Subsidiary is the applicable licensee of the Licensed Software has complied in all material respects with its obligations to its licensors in respect of the Licensed Software. The transactions contemplated by this Agreement will not cause a breach or default under any material license, lease or similar agreement related to the Business Software or impair Buyer’s ability to use the Business Software in the same manner as such Software is currently used by the Company or a Company Subsidiary. The Business Software, as currently used by the Company or any Company Subsidiary, is not infringing any Intellectual Property rights of any other person or entity, and, to the Company’s Knowledge, no other person or entity is infringing any Company Intellectual Property within the Business Software, which infringement by such other person or entity, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

Section 3.19. Contracts. (a) All of the following Contracts relating to the Company or Company Subsidiary (other than (x) purchase orders in the Ordinary Course of Business, and (y) in the case of subsections (i), (ii) or (iii) of this Section 3.19(a), any Contract terminable by any of the Company or any Company Subsidiary without material penalty upon not more than 90 days’ notice) are set forth on Schedule 3.19(a):

(i) each Contract for the purchase of inventory, other materials or personal property with any supplier or for the furnishing of services to the businesses of the Company or the Company Subsidiaries under the terms of which a Company or any Company Subsidiary is obligated to pay or otherwise give annual consideration of more than $200,000;

(ii) each Contract for the sale of inventory or other personal property or for the furnishing of services by the Company or any Company Subsidiary which is reasonably likely to involve annual consideration of more than $200,000;

(iii) each Contract pursuant to which Seller and its Affiliates acquired any material portion of the Company’s business from any other Person since January 1, 1990;

(iv) all material (as relates to the amount of sales) distributor, dealer, agency, and sales promotion Contracts to which the Company or any Company Subsidiary is a party;

(v) all Contracts relating to any material Indebtedness of the Company or any of the Company Subsidiaries;

(vi) all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vii) all Contracts that limit or purport to limit the ability of the Company or any of the Company Subsidiaries in any material respect to compete in any line of business or with any Person or in any geographic area or during any period of time, or otherwise materially restricting the conduct of the business of the Company or any Company Subsidiary or the use of the assets of the Company or the Company Subsidiaries as presently conducted and used;

(viii) all Contracts between or among the Seller or any of its Affiliates (other than the Company or any of the Company Subsidiaries), on the one hand, and the Company or any Company Subsidiary, with respect to the business of the Company or any Company Subsidiary, on the other hand;

(ix) any material Contract that requires any Company or Company Subsidiary to conduct business exclusively with one or more Persons in any particular geographic area or with respect to any particular product or service;

(x) any material Contract presently in effect, whether or not fully performed, between Seller or the Company or any Company Subsidiary and any current or former officer, director, consultant or other employee (or group thereof) retained or employed by Seller, the Company, any Company Subsidiary, or any current or former shareholder (or group of shareholders) of Seller, the Company, or any Company Subsidiary;

(xi) any conditional sale or other title retention agreement, equipment obligation, or lease purchase agreement involving (in the aggregate) amounts in excess of $200,000 to which any Company or any Company Subsidiary is a party;

(xii) any power of attorney given by Seller to the Company or any Company Subsidiary or to any Person, firm or corporation or otherwise relating to the assets of the Company or any Company Subsidiary;

(xiii) any material partnership or joint venture Contracts to which the Company or any Company Subsidiary is a party;

(xiv) any bonds or agreements of guarantee or indemnification in which the Company or any Company Subsidiary acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in excess of $200,000;

(xv) any Contract providing for future payments in excess of $200,000 that are conditioned, in whole or in part, on a change in control of Seller or the Company or any Company Subsidiary and that would be triggered by the transactions contemplated by this Agreement;

(xvi) any nondisclosure, confidentiality or standstill Contract with any Person (excluding nondisclosure or confidentiality agreements with any Person entered into in the Ordinary Course of Business) relating to the business of the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party:

(xvii) any Contracts having a value in excess of $200,000 and (A) that grant or obtain any right to use or practice any Company Intellectual Property or (B) restricting the right to use any Company Intellectual Property;

(xviii) any lease or sublease pursuant to which the Company or any Company Subsidiary, with respect to the business of the Company or any Company Subsidiary, leases or subleases material facilities;

(xix) all other Contracts, whether or not made in the Ordinary Course of Business, which have an aggregate future liability to any Person (other than the Company or a Company Subsidiary) in excess of $200,000 and are not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost less than $200,000.

(b) Except as set forth in Schedule 3.19(b), all Contracts referred to in Schedule 3.19(a) are in full force and effect in all material respects and are valid, binding and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 3.19(b), with respect to the Contracts listed on Schedule 3.19(a) there are no (with or without the lapse of time or the giving of notice or both) material defaults or, to Seller’s Knowledge, threatened material defaults by the Company or any Company Subsidiary or, to Seller’s Knowledge, by any other party thereto.

(c) All written Contracts that have been delivered to Buyer and are listed on Schedule 3.19(a) are complete and correct copies of such Contracts, and include all amendments and modifications thereto. Schedule 3.19(a) sets forth a true, correct and complete summary of the material terms and provisions of any oral Contract (as amended or modified) referred to in Schedule 3.19(a).

Section 3.20. Insurance. (a) The insurance policies maintained with respect to the Company and the Company Subsidiaries and their respective businesses, assets and properties as of the date hereof are listed in Schedule 3.20(a). All such policies are in full force and effect, all premiums due and payable under such policies have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

(a) There is no material default by the Company or any Company Subsidiary or, to the Knowledge of Seller, any other Person, with respect to any provision contained in any such policy or binder listed in Schedule 3.20(b), nor has there been any material failure by the Company or any Company Subsidiary to give notice of, or to present, any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.

(b) Except as noted on Schedule 3.20(c), the insurance policies that are maintained by Seller with respect to the Company and it Subsidiaries will terminate with respect to the Company upon the Closing.

Section 3.21. Employees and Labor Matters. Except as set forth in Schedule 3.21,

(a) none of the Company or any Company Subsidiary is a party to or bound by any labor agreement, collective bargaining agreement or recognition agreement with any trade union or other body representing employees;

(b) there is, and since January 1, 2000 there has been, no strike, dispute, work stoppage, walkout or lockout pending or threatened, against or affecting the Company or any Company Subsidiary;

(c) no union organizational campaign is in progress with respect to the employees of the Company or any Company Subsidiary and no disputes or organizational efforts concerning representation exists respecting such employees;

(d) none of the Company or any Company Subsidiaries is engaged in or has received any written notice during the current or preceding year of, any unfair labor practice;

(e) there is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or threatened, before the United States National Labor Relations Board or any other Governmental Authority, including without limitation any foreign agency or authority, having jurisdiction thereof;

(f) none of the Company or any Company Subsidiary has received notice of, and there are no pending or, to the Knowledge of Seller, threatened, grievances against the Company or any Company Subsidiary, or any such arbitration proceedings pending under any collective bargaining agreements;

(g) there are no pending or, to the Knowledge of Seller, threatened, charges or recommendations against the Company, any Company Subsidiary or any current or former employee of the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission or other Governmental Authority responsible for the prevention of unlawful employment practices;

(h) none of the Company or any Company Subsidiaries has received written notice since January 1, 2000 of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any Company Subsidiary and no such investigation is in progress;

(i) each of the Company and the Company Subsidiaries is in compliance with all federal, state, provincial, local and foreign labor, employment or immigration Laws in respect of all officers, employees or workers and there are no pending or, to Seller’s Knowledge, threatened claims in this regard against the Company or any Company Subsidiary before a court of law or tribunal in any foreign jurisdiction;

(j) none of the Seller, the Company or any Company Subsidiary is currently engaged or obligated to engage in collective bargaining negotiations with respect to the Company or any of the Company Subsidiaries, and other than as stated in those agreements set forth on Schedule 3.21, no agreement has been reached with any trade union or other body representing employees that will on a future date result in an increase in the level of remuneration or benefits payable to the employees.

(k) in the twelve (12) months preceding the date of this Agreement no improvement or prohibition notice has been served on the Company or any Company Subsidiary by any body responsible for health and safety outside of North America; and

(l) the Company and all Company Subsidiaries have taken every reasonable step to ensure that records held in respect of any employees comply with the requirements of any data protection Laws relating to the use, control and dissemination of information and records relating to employees in any jurisdiction.

(m) to the extent required by applicable Laws, the Seller, the Company and any Company Subsidiary have notified and/or consulted with local work councils located outside of North America regarding the transactions contemplated by this Agreement.

Section 3.22. WARN Act. Since the enactment thereof, to the extent applicable, each of Seller, the Company and the Company Subsidiaries has complied in all respects with the WARN Act or with any similar foreign Law, including by furnishing any required notice of any “plant closing,” “mass layoff” or collective dismissal, as applicable, in respect of any termination of employees or former employees of any of Seller, the Company or the Company Subsidiaries prior to the Closing Date.

Section 3.23. Accounts Receivable. (a) All accounts receivable and notes due and uncollected of the Company and the Company Subsidiaries reflected on the Audited Balance Sheet or arising subsequent to the Reference Balance Sheet Date (i) have arisen from bona fide transactions in the Ordinary Course of Business of the Company and the Company Subsidiaries, and (ii) represent valid obligations due to the Company and the Company Subsidiaries. Except as disclosed on Schedule 3.23(a), the Company and the Company Subsidiaries have good and marketable title to their respective accounts receivable, free and clear of all Liens.

(b) Since the Reference Balance Sheet Date, there have not been any write-offs of any notes or accounts receivable of the Company or any Company Subsidiary nor is there any such write-off which has not been made but which is required to be made consistent with past practices, as of the date of this Agreement, except for write-offs which were made in the Ordinary Course of Business and consistent with past practice.

Section 3.24. Inventories. The inventories of the Company and the Company Subsidiaries are reflected on the Audited Balance Sheet and in their respective books and records in accordance with GAAP (except as described in the notes to the Audited Balance Sheet). Except as set forth in Schedule 3.24, since the Reference Balance Sheet Date, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves which were made in the Ordinary Course of Business and which have not had, either individually or in the aggregate, a Material Adverse Effect.

Section 3.25. Licenses; Permits. Schedule 3.25 sets forth a true and complete list of each Permit or similar authorization issued or granted to each of the Company or any of the Company Subsidiaries and includes each material Permit required for the conduct of the businesses of the Company and the Company Subsidiaries under all applicable Laws. Except as set forth in Schedule 3.25, each such Permit is valid and in full force and effect and (a) each of the Company and the Company Subsidiaries has complied in all material respects with the terms and conditions thereof and is not in material default and no condition exists that with notice or lapse of time or both would constitute a material default thereunder and (b) no such material Permit will be subject to suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. All such material Permits which are held in the name of Seller, any employee, officer, director, shareholder, agent or otherwise on behalf of the Company or a Subsidiary shall be deemed included under this warranty.

Section 3.26. Transactions with Affiliates. Except as set forth in Schedule 3.26, none of the Contracts between the Company or any Company Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or a Company Subsidiary), on the other hand, will continue in effect after the Closing. Except as set forth in Schedule 3.26, after the Closing neither Seller nor any of its Affiliates will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Company or any Company Subsidiary. Neither Seller nor any of its Affiliates has any direct or indirect ownership interest in any Person (other than the Company or a Company Subsidiary) in which the Company or a Company Subsidiary has any direct or indirect ownership interest or with which the Company or a Company Subsidiary competes or has a business relationship. Except as set forth in Schedule 3.26, neither Seller nor any of its Affiliates provides any services to the Company or any Company Subsidiary.

Section 3.27. Corporate Name. Except as set forth in Schedule 3.27, the Company and the Company Subsidiaries have not received any notice of conflict since January 1, 1999 with respect to the rights of others regarding the corporate names of the Company and the Company Subsidiaries. Except as set forth in Schedule 3.27, no Person is presently authorized by the Company or a Company Subsidiary to use the name of the Company or a Subsidiary.

Section 3.28. Suppliers. (a) Except as set forth in Schedule 3.28, between the Reference Balance Sheet Date and the date of this Agreement, none of the Company and the Company Subsidiaries has entered into or made any contract or commitment with any supplier other than in the Ordinary Course of Business. Except for the suppliers named in Schedule 3.28, the Company and the Company Subsidiaries do not have any supplier (other than the Company or a Company Subsidiary) the purchases from which have constituted or constitute 5% or more of the aggregate purchases from suppliers of the Company or such Company Subsidiary during 2001. Except as set forth in Schedule 3.28, since the Reference Balance Sheet Date, none of such suppliers has canceled, terminated or otherwise materially altered the terms of any material

Contract governing its relationship with the Company or any Company Subsidiary, or notified the Company or any Company Subsidiary in writing of any intention to materially alter its relationship with the Company or Company Subsidiary, materially change its prices or materially modify its pricing policies for goods or services provided to the Company or any Company Subsidiary, effective prior to, as of or within one year after the Closing except in the Ordinary Course of Business.

(b) Each of the Company’s and the Company Subsidiaries’ agreements with its suppliers (i) has been negotiated in arm’s-length transactions and (ii) does not, individually or in the aggregate, require purchases by the Company or such Company Subsidiary of items in excess of its reasonably predicted requirements.

Section 3.29. Customers. Except for the customers named in Schedule 3.29, the Company and the Company Subsidiaries do not have any customer (other than the Company or a Company Subsidiary) to which it has made more than 5% of its aggregate sales during 2001. Except as set forth in Schedule 3.29, since the Reference Balance Sheet Date, none of such customers have canceled, terminated or otherwise materially altered its relationship with the Company or any Company Subsidiary under any material Contract between such Customer and the Company or any Company Subsidiary or notified the Company or any Company Subsidiary in writing of any intention to materially alter its relationship with the Company or Company Subsidiary, seek to materially change the prices or materially modify the pricing policies for goods or services provided by the Company or any Company Subsidiary under any Contract or other agreement between such Customer and the Company or any Company Subsidiary, effective prior to, as of or within one year after the Closing except in the Ordinary Course of Business.

Section 3.30. Finder’s Fees. Except as set forth in Schedule 3.30, there is no broker, investment banker, finder, financial advisor or other Person which has been retained by Seller, the Company or any of their Subsidiaries or Affiliates who might be or who is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.31. Sufficiency of Assets. Except as disclosed in Schedule 3.31, there are no assets, properties, rights, licenses, Permits, causes of action or businesses of any kind or description, real, personal or mixed, tangible or intangible owned, held or used in the conduct of the business of the Company or any Company Subsidiary as currently conducted that are not owned or leased by the Company or the Company Subsidiaries. Except as disclosed in Schedule 3.31, the property and assets owned or leased by the Company and the Company Subsidiaries constitute all of the property and assets used or held for use in connection with the businesses of the Company and the Company Subsidiaries as currently conducted on the date of this Agreement.

Section 3.32. No Other Representations or Warranties. Except as otherwise expressly set forth in this Agreement and the other Transaction Documents, neither Seller nor any Affiliate, broker, employee, agent, consultant or other Person representing or purportedly representing Seller has made, and Seller is not liable for or bound in any manner by, any warranties of merchantability or fitness for a particular purpose, or any express or implied warranties, guarantees, promises, statements, inducements, representations, or information pertaining to Company and the Company Subsidiaries or their businesses, and without limiting the foregoing, except as expressly set forth in this Agreement and the other Transaction Documents, Seller is not liable for or bound by (and Buyer has not relied upon) any verbal or written statements, representations, or any other information respecting the Company and the Company Subsidiaries or their businesses furnished by Seller or any Affiliate, broker, employee, agent, consultant or other Person representing or purportedly representing Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.01. Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority and possesses all Permits of, or registration, declaration or filing with any Governmental Authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted, except where the failure to possess a Permit or make a registration, declaration or filing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair or delay the ability of Buyer to effect the Closing. Buyer is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be duly qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair or delay Buyer’s ability to effect the Closing.

Section 4.02. Authorization; Validity of Agreement. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors or comparable governing body of Buyer, and no other corporate action on the part of Buyer is or will be necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby and thereby. No vote of, or consent by, the holders of any class or series of Stock issued by Buyer is or will be necessary to authorize the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 4.03. Execution and Delivery; Enforceability. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by Buyer, and, assuming due and valid authorization, execution and delivery hereof and thereof by Seller and each other party hereto or thereto, is or will be a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.04. No Conflicts; Consents. Except as set forth on Schedule 4.04, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents does not, and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby does not and will not:

(a) violate the articles or certificate of incorporation or bylaws of Buyer;

(b) violate any applicable Law or Order; or

(c) require the consent, approval or registration of, or any notice filing with, any Governmental Authority other than the filing of a notification and report form under the HSR Act or any similar filings required under foreign Law and other than where the failure to obtain such consent, approvals and registrations or to give or make such notice could not reasonably be expected to have a Material Adverse Effect or materially impair or delay the ability of the Buyer to effect the Closing.

Section 4.05. Securities Laws. Buyer is purchasing the Share for its own account and for the purpose of investment and is not purchasing the Share hereunder (a) in connection with the offer or sale of the Share to others or (b) with a view to (i) the distribution of the Share within the meaning of the Securities Act, (ii) underwriting any such distribution, or (iii) engaging in conduct which may violate any federal or state securities laws. Buyer understands that the Share has not been registered under the Securities Act or any state securities laws and that the Share may not be transferred or sold except pursuant to the Securities Act or an exemption thereto.

Section 4.06. Cash Resources. On the Closing Date, Buyer will have sufficient funds on hand to purchase the Share on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby.

Section 4.07. Finder’s Fees. Except as set forth in Schedule 4.07, there is no broker, investment banker, finder, financial advisor or other Person which has been retained by Buyer or any of its Subsidiaries or Affiliates who might be or who is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.08. No Other Representations or Warranties. Except as otherwise expressly set forth in this Agreement and the other Transaction Documents, neither Buyer nor any Affiliate, broker, employee, agent, consultant or other Person representing or purportedly representing Buyer has made, and Buyer is not liable for or bound in any manner by, any warranties of merchantability or fitness for a particular purpose, or any express or implied warranties, guarantees, promises, statements, inducements, representations, or information pertaining to Buyer or its businesses, and without limiting the foregoing, except as expressly set forth in this Agreement and the other Transaction Documents, Buyer is not liable for or bound by (and Seller has not relied upon) any verbal or written statements, representations, or any other information respecting Buyer or its businesses furnished by Buyer or any Affiliate, broker, employee, agent, consultant or other Person representing or purportedly representing Buyer.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Conduct of Business by the Company. Except for matters set forth in Schedule 5.01, or otherwise expressly permitted by this Agreement or the other Transaction Documents, from the date of this Agreement to the Closing Date, Seller shall cause the Company to, and the Company shall cause each of the Company Subsidiaries to, conduct its business in the Ordinary Course of Business and will use reasonable efforts to preserve intact its business, keep available the services of its current officers and employees and keep and maintain its relationships with customers, suppliers, licensors, licensees, distributors and other third parties with the Company and the Company Subsidiaries to the end that the Company’s and the Company Subsidiaries’ goodwill and ongoing business shall be unimpaired at the Closing Date. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01 or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Closing Date, Seller covenants and agrees that it shall not permit the Company or any Company Subsidiary to do or permit or cause to occur any of the changes or events set forth in Sections 3.08 and 3.10 or any of the following without the prior written consent of Buyer:

(a) issue, deliver, sell or grant (i) any shares of its Stock, (ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants to purchase or rights to subscribe for, any such shares, voting securities or convertible or exchangeable securities, (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (v) enter into an agreement to do any of the foregoing;

(b) (i) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, including, without limitation, bonus opportunity, except to the extent required under employment agreements in effect as of the date hereof or applicable Law other than in the Ordinary Course of Business, (ii) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof or applicable Law, (iii) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (v) take any action to accelerate any rights or benefits, or make any determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Company Benefit Plan, except for the acceleration of payments from the Company non-qualified deferred compensation plans listed in Schedule 3.11;

(c) except for intercompany indebtedness described in Section 5.04 hereof (such indebtedness, collectively, the “Permitted Indebtedness”), all of which (other than Indebtedness related to Company’s Mexican joint venture) will be repaid on or before the Closing Date, (i) incur any Indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to a Company Subsidiary;

(d) make any material Tax election or settle or compromise any material Tax liability or refund;

(e) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business, (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(f) to amend or propose to so amend the Company Charter or Company By-laws or the organizational documents of the Company Subsidiaries;

(g) acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, or business of or equity interest in any Person or (y) any assets that, (A) in the aggregate, have a purchase price in excess of $200,000, or (B) would constitute a transaction with any of its Affiliates, except for purchases of inventory, components or supplies in the Ordinary Course of Business;

(h) sell, lease, or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including Stock of the Company Subsidiaries) that (i) in the aggregate have a purchase price in excess of $200,000 or (ii) would constitute a transaction with any of its Affiliates except for sales of inventory, components or supplies in the Ordinary Course of Business;

(i) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit the operations of the Company or any of the Company Subsidiaries, or, after the Closing, of Buyer or its Subsidiaries;

(j) settle or compromise any material litigation, or waive, release or assign any material claims;

(k) engage in any forward selling or acceleration of customer orders or contracts, any deferral in paying payables, any deferral in making capital expenditures that are necessary to maintain the fixed assets of the Company or any Company Subsidiary in the Ordinary Course of Business or any delay in capital projects that are necessary to maintain the fixed assets of the

Company or any Company Subsidiary in the Ordinary Course of Business, any grant of any discount to customers or any other change in the terms of conditions of sale or purchase (including, without limitation, payment and delivery terms) other than in the Ordinary Course of Business or any other changes intended to increase the current income and cash collection of the Company or any Company Subsidiary prior to the Closing Date by accelerating revenue that would otherwise be collected after the Closing Date or deferring payment that would otherwise be expected to be made prior to the Closing Date;

(l) fail to maintain insurance coverage at presently existing levels so long as such insurance is available at commercially reasonable rates;

(m) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.02. Other Actions. The parties hereto shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of such party set forth in this Agreement or the other Transaction Documents becoming untrue.

Section 5.03. Advice of Changes. (a) From time to time prior to the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall promptly advise the other orally and in writing of, and supplement or amend the Disclosure Schedules referred to in Articles III or IV as applicable, and provide such amended or supplemented Disclosure Schedule to the other party, with respect to:

(i) any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation or warranty which has been rendered untrue or inaccurate thereby;

(ii) the failure by such party in any material respect to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement or the other Transaction Documents; or

(iii) any change or event or impending occurrence of any change or event of which such party has Knowledge and which has resulted in any of the conditions to the Closing set forth in Article VII being unable to be satisfied.

(b) Notwithstanding the foregoing, no such notification pursuant to clauses (a)(i), (a)(ii) or (a)(iii) above shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.04. Certain Indebtedness. (a) In the normal course of carrying on the business as parent and subsidiary, Seller and its Affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand, have created intercompany payable and intercompany receivable accounts. As of the Reference Balance Sheet Date, after netting the intercompany receivable accounts against the intercompany payable accounts, the intercompany receivable balance reflected on Exhibit B was owed to the Company and the Company Subsidiaries by the Seller and its Affiliates. Intercompany transactions have been necessary between the Reference Balance Sheet Date and the date of this Agreement and will be necessary between the date of this Agreement and the Closing Date.

(b) The Seller shall cause the Company and the Company Subsidiaries to eliminate as of the Closing Date the net balance of all intercompany payable and receivable accounts between the Seller and its Affiliates (excluding the Company and Company Subsidiaries) and the Company and Company Subsidiaries by means of a distribution (in the nature of a reduction in equity) from the Company or Company Subsidiaries to Seller and its Affiliates (excluding the Company and Company Subsidiaries). Such distribution and extinguishment of such net balance shall not constitute the payment of any portion of the Initial or Final Purchase Price. Notwithstanding the foregoing, the commercial relationships set forth on Schedule 5.04 will be included in the Closing Working Capital Statement and taken into account in the calculation of the Working Capital.

(c) Except as set forth in Schedule 5.04, on or before the Closing Date Seller shall have caused all Indebtedness for money borrowed by the Company or any of the Company Subsidiaries (other than Indebtedness owing to the Company or any of the Company Subsidiaries which shall be treated in accordance with Section 5.04 (b)) to be repaid.

Section 5.05. Cash Dividend/Distribution. The parties agree that, to the extent permissible under Law, on or prior to the Closing Date, the Company and the Company Subsidiaries may, at Seller’s option, cause to be paid to Seller a cash dividend or other distribution in an amount equal to the aggregate of the cash and cash equivalents of the Company and the Company Subsidiaries as of the Closing Date.

Section 5.06. Other Obligations.

(a) Schedule 5.06(a) sets forth a true and complete list of all intercompany arrangements between Seller and any of its Affiliates and the Company and any Company Subsidiary (the “Intercompany Arrangements”).

(b) Seller, the Company and the Company Subsidiaries will take the actions set forth on Schedule 5.06(b) prior to the Closing Date in order to (i) terminate certain Intercompany Arrangements as specified on such Schedule 5.06(b) and (ii) continue such Intercompany Arrangements as specified on such Schedule 5.06(b).

Section 5.07. Plan of Elimination of Intercompany Accounts and Cash Dividends. Seller shall deliver to Buyer within sixty (60) days from the date hereof a plan in reasonable detail for the organization and implementation of (i) the elimination of the net balance of all intercompany receivable and payable accounts in accordance with Sections 5.04(b) and (c) and (ii) the distribution of cash from the Company and Company Subsidiaries in accordance with Section 5.05 (the “Intercompany Plan”). Seller shall deliver an updated Intercompany Plan at least seven (7) days prior to Closing, provided, that, Seller shall not implement the Intercompany Plan without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

Section 5.08. Capital Expenditures. Prior to the Closing, Seller shall cause the Company and the Company Subsidiaries to make all expenditures necessary to maintain and replace its fixed assets in the Ordinary Course of Business, provided that no such expenditures (or series of related expenditures) in excess of $200,000 shall be made without the approval of Buyer.

Section 5.09. Transfers of Ownership. Prior to the Closing, Seller shall cause (i) Bemis U.K. Limited’s ownership of all equity interests of MACtac U.K. Limited to be transferred to the Company or a Company Subsidiary, (ii) the Company’s ownership of all equity interests of Bemis U.K. Limited and Bemis Export Company Ltd. to be transferred to Seller or an Affiliate of Seller other than the Company or any Company Subsidiary or Bemis U.K. Limited will be merged into the Company pursuant to a plan of merger or liquidated and its assets distributed to the Company pursuant to a plan of liquidation, in either case, subject to the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, (iii) MACtac Europe S.A.’s ownership of all equity interests of Curwood Packaging Limited to be transferred to Seller or an Affiliate of Seller other than the Company or any Company Subsidiary, and (iv) Seller’s ownership of Bemis Coordination Center S.A. to be transferred to the Company or a Company Subsidiary.

ARTICLE VI

ADDITIONAL AGREEMENTS PRIOR TO OR AFTER CLOSING

Section 6.01. Access to Information; Confidentiality. (a) Seller shall cause the Company to, and the Company shall cause each of the Company Subsidiaries to, afford to Buyer and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, full access during normal business hours and at other mutually convenient times during the period prior to the Closing Date to all their properties, books, contracts, commitments, personnel and records and, during such period Seller shall cause the Company to, and the Company shall cause each of the Company Subsidiaries to, furnish promptly to Buyer in accordance with applicable Law, if any: (i) a copy of each report, schedule and other document filed by it or on its behalf during such period with any Governmental Authority and (ii) all other information concerning its business, properties and personnel as Buyer may request. No investigation by Buyer shall affect the representations and warranties of Seller.

(b) Prior to the Closing Date, except to the extent that (i) any such information is or becomes generally available to the public, (ii) any such information is required to be disclosed by a court or Governmental Authority of competent jurisdiction, (iii) any such information has become or becomes available to Buyer on a non-confidential basis and from a source (other than a party to this Agreement or any representative of such party) that is not bound by a confidentiality agreement or (iv) use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, each of Seller and Buyer shall hold, and shall use its reasonable best efforts to cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the other party in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such Person). All information exchanged pursuant to Section 6.01(a) also shall be subject to the confidentiality agreement dated February 4, 1999 between Seller and Buyer (the “Confidentiality Agreement”).

Section 6.02. Reasonable Best Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and thereby, including (a) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Authorities and the making of all necessary filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any Permit, approval, waiver or exemption from or to avoid an action or proceeding by, any Governmental Authority, (b) the obtaining of all necessary Permits or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, at law or in equity, challenging this Agreement or other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated, stayed or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purpose of, this Agreement; provided, however, that, other than as provided in Section 6.03 hereof, a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any Permit, approval, waiver or exemption is reasonably likely to be materially burdensome to such party and its Subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated hereby so as to render inadvisable the consummation of such transactions.

Section 6.03. Antitrust Notification and other Regulatory Filings. (a) As promptly as practicable after the date of this Agreement and without undue delay, each of Buyer and Seller shall make all required filings with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) with respect to the transactions contemplated hereby pursuant to the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filing and any supplemental filing or submission which is necessary under the HSR Act. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply with any such inquiry or request as promptly as practicable. Each of Seller and Buyer shall take any action required to be taken by such party, and shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the transactions contemplated by this Agreement and the other Transaction Documents, provided, that, Buyer shall not be required to agree and Seller shall not agree without Buyer’s consent to waive any rights or to accept any limitation on its operations or to dispose of any assets in connection with obtaining any such consent or authorization.

(b) As promptly as practicable, Buyer shall, with the active participation and consultation of Seller, make all required filings with the European Commission and European Union or European Economic Area member states with respect to the transactions contemplated hereby pursuant to the EC Merger Regulation and the Competition Laws. Seller shall furnish to Buyer such information and assistance as Buyer may request in connection with the preparation of its filing and any supplemental filing or submission which is necessary under the EC Merger

Regulation or the Competition Laws. Buyer shall keep Seller apprised of the status of any communications with, and any inquiries or requests for additional information from, the European Commission and European Union or European Economic Area member states and shall comply with any such inquiry or request as promptly as practicable, with the active participation and consultation of Seller. Buyer shall use its reasonable best efforts to obtain any clearance required under the EC Merger Regulation and the Competition Laws for the transactions contemplated hereby and shall be responsible for all financial consequences associated with actions necessary to obtain such clearance.

(c) As promptly as practicable, Buyer shall, with the active participation and consultation of Seller, make all required filings with the Commissioner of Competition appointed under the Competition Act (Canada) (the “Commissioner”) with respect to the transactions contemplated hereby pursuant to the Competition Act (Canada) (the “Competition Act”). Seller shall furnish to Buyer such information and assistance as Buyer may request in connection with the preparation of its filing and any supplemental filing or submission which is necessary under the Competition Act. Buyer shall keep Seller apprised of the status of any communications with, and any inquiries or requests for additional information from the Commissioner and shall comply with any such inquiry or request as promptly as practicable, with the active participation and consultation of Seller. Buyer shall use its reasonable best efforts to obtain any clearance required under the Competition Act for the transactions contemplated hereby, provided, that, Buyer shall not be required to agree and Seller shall not agree without Buyer’s consent to waive any rights or accept any limitation on its operations or to dispose of any assets in connection with obtaining any such consent or authorization.

Section 6.04. Employees and Employee Benefits. From and after the Closing Date:

(a) Buyer shall cause the Company and each Company Subsidiary to satisfy all obligations under any collective bargaining agreement that covers Acquired Employees, including continuing to the extent required by Law to make all contributions required under any such collective bargaining agreement or other applicable agreement to any multi-employer plan within the meaning of Section 3(37) of ERISA or similar Law.

(b) Except as otherwise required by Law, with respect to Acquired Employees who are not covered by collective bargaining agreements, Buyer shall provide, or cause the Company or a Company Subsidiary to provide, (i) for a period of at least six months after the Closing Date, severance benefits to any Acquired Employee whose employment is terminated on or after the Closing Date in accordance with Company’s severance policy set forth in Schedule 6.04(b), and (ii) except in the case of benefits covered by the Company Benefit Plans and International Company Benefit Plans, other employee benefits for each such Acquired Employee that are at least as favorable as the employee benefits that Buyer makes available to its similarly situated employees in the United States or such other applicable foreign jurisdiction. All service with Seller, the Company or any Subsidiary of Seller or Company Subsidiary prior to the Closing Date by any Acquired Employee shall be treated as if it were service with Buyer or any of Buyer’s subsidiaries for purposes of determining such severance benefits and for purposes of eligibility, vesting and accrual of benefits under all such employee benefit plans (other than accrual of benefits under retirement plans), except to the extent prohibited by applicable Law or any collective bargaining agreement. Buyer shall cause the Company to recognize such copayments and deductibles paid by any Acquired Employee or dependent of such Acquired Employee under any Employee Benefit Plan or International Employee Benefit Plan with respect to expenses incurred prior to the Closing Date as are disclosed by Seller at Closing or within a reasonable time after the claim for such expense is processed, and shall not exclude any preexisting conditions of any such Acquired Employee or dependent that were not excluded under the Employee Benefit Plans or International Employee Benefit Plans immediately prior to the Closing Date.

(c) The Company or the applicable Company Subsidiary shall retain and satisfy all obligations and liabilities to Acquired Employees, Former Employees and current or former dependents of such Persons under each Company Benefit Plan and International Company Benefit Plan, other than the “project bonuses” set forth on Schedule 6.04(c) that are triggered upon the consummation of the transactions contemplated by this Agreement. Seller shall cause any individual who is covered by a Company Benefit Plan or International Company Benefit Plan but who is a current employee of (or whose most recent period of employment was with) Seller or a Subsidiary of Seller other than the Company or a Company Subsidiary, or is a current or former dependent of such a current or former employee, to cease to be eligible for coverage under such Company Benefit Plan or International Company Benefit Plan on or before the Closing Date and to be transferred to coverage under such other employee benefit plan(s) sponsored by Seller as Seller may designate for this purpose. Neither the Company nor any Company Subsidiary, nor any Company Benefit Plan or International Company Benefit Plan, shall have any liability or obligation for any health care expenses incurred after the Closing Date by any individual described in the previous sentence.

(d) Buyer shall cause the Company or a Company Subsidiary to (i) satisfy all obligations to reemploy or reinstate any individual who is on a leave of absence, paid or unpaid (including but not limited to a disability leave, a leave due to an injury or illness subject to workers’ compensation, or a leave under the Family and Medical Leave Act) or is otherwise absent from active employment for any other reason on the Closing Date and whose most recent employment prior to the Closing Date was as an employee of the Company or a Company Subsidiary, and (ii) continue the payments to any such individual who is receiving short term disability pay on the day before the Closing Date in accordance with Seller’s applicable short term disability plan or policy until the date that such payments would otherwise terminate under said Seller’s short term disability plan or policy. If an individual who is receiving such short term disability pay subsequently becomes eligible to receive long-term disability benefits with respect to a disability incurred or commencing prior to the Closing Date, Seller shall provide such benefits under Seller’s long-term disability plan.

(e) Prior to the Closing Date, Seller shall cause the Company to adopt flexible spending account plans that are materially identical to Seller’s Employee Benefit Plans (and, as applicable, International Employee Benefit Plans) which are flexible spending account plans. As of the Closing Date, Seller shall spin off from its flexible spending account plans to the Company’s plans the portions of Seller’s plans attributable to Acquired Employees, and the Company shall thereafter assume and satisfy all liabilities and obligations under the spun-off portions of Seller’s plans, including the reimbursement of any expenses which were incurred prior to the Closing Date but which were not submitted for payment prior to the Closing Date.

Such assumed liabilities and obligations with respect to Seller’s flexible spending account plans shall be included in the Closing Working Capital Statement and taken into account in the calculation of the Working Capital.

(f) Buyer shall cause one or more defined contribution plans maintained by Buyer or its subsidiaries to accept a direct rollover pursuant to Section 401(a)(31) of the Code of any eligible rollover distribution (excluding after-tax contributions) from any Seller Employee Benefit Plan which is a qualified defined benefit or defined contribution plan maintained by Seller or its Subsidiaries which has been elected by any Acquired Employee who remains an employee of the Company or a Company Subsidiary on the date the distribution is made. Such a direct rollover may include the rollover in kind of any participant loan outstanding to the individual under a qualified defined contribution plan of Seller on the date the direct rollover occurs.

(g) Except as otherwise provided in the preceding subsections of this section, Seller shall retain all of the assets of the Seller Benefit Plans and International Seller Benefit Plans, and shall be responsible for and satisfy all liabilities of Seller’s Benefit Plans, including without limitation, (i) retirement plan benefits accrued prior to the Closing Date, (ii) health care expenses incurred prior to the Closing Date, (iii) health care expenses incurred on or after the Closing Date by any individual with respect to whom a qualifying event under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any similar state or local law occurred prior to the Closing Date and who has elected such continuation coverage, (iv) any disability benefit or workers compensation claims attributable to an injury or illness incurred or commencing prior to the Closing Date, and (v) deaths occurring prior to the Closing Date. Buyer and Seller shall take all actions necessary to cause the Company and each Company Subsidiary to cease, as and where applicable, to be a participating employer in each Seller Benefit Plan as of the Closing Date.

(h) Seller shall cause each Acquired Employee to be fully vested in such Acquired Employee’s accrued benefit under the Bemis Investment Incentive Plan.

(i) (i) In the event that the Closing occurs prior to February 28, 2003, Seller shall include in the Closing Working Capital Statement and take into account in the calculation of Working Capital the sum of (A) the liability accrued through the Closing Date by the Company and the Company Subsidiaries for awards under the Bemis Executive Incentive Plan (MACtac North America Plan), effective January 1, 2002, (and any other annual bonus plan) with respect to employees of the Company or any Company Subsidiary for the year ending December 31, 2002 (“2002 Awards”), and (B) any positive or negative difference between (1) the amount actually paid by the Company and any Company Subsidiary on or after the Closing Date with respect to such awards and (2) the accrued liability described in clause (A) above, with the resulting sum of clauses (A) and (B) multiplied by a fraction, the numerator of which is the number of days in 2002 prior to the Closing Date and the denominator of which is 365.

(ii) The 15 employees designated on Schedule 6.04(i)(ii) shall be entitled to a maximum 2002 Award of up to 200% of the “normal award” for which they are eligible under the Bemis Executive Incentive Plan (MACtac North America Plan), effective January 1, 2002, and as in effect on the date hereof, for the year ending December 31, 2002.

(iii) Buyer shall pay all 2002 Awards by no later than February 28, 2003, provided that the Closing occurs prior to such date.

(iv) In the event that the Closing occurs after December 31, 2002, Seller shall consult with Buyer in the design (including, without limitation, the setting of bonus targets and measurement standards), consistent with the Ordinary Course of Business, of the Bemis Executive Incentive Plan (MACtac North Americas Plan) and any other annual bonus plan for 2003.

(v) In the event that the Closing occurs after December 31, 2002, Seller shall include in the Closing Working Capital Statement and take into account in the calculation of Working Capital the liability accrued through the Closing Date by the Company and the Company Subsidiaries for awards under the Bemis Executive Incentive Plan (MACtac North America Plan), effective January 1, 2003, (and any other annual bonus plan) with respect to employees of the Company or any Company Subsidiary for the year ending December 31, 2003.

(j) Prior to the Closing Date, Seller shall cause the Company or any Company Subsidiary to use its best efforts to negotiate an amendment to each of the current collective bargaining agreements between the Company (or any Company Subsidiary) and Teamsters Local Union No. 348 (“Teamsters”) (covering Company employees in Stow, Ohio) and the Company (or any Company Subsidiary) and the Paper, Allied-Industrial, Chemical, and Energy Workers International Union Local No. 8-0600 (“Paper Workers Union”) to provide, as applicable, (i) in lieu of participation in the Bemis 401(k) Plan for Bargaining Unit Employees during the post-Closing Date remaining term of the respective current collective bargaining agreement, participation for such period as of the Closing Date in a plan maintained by the Company which is substantially similar in all material respects to the Bemis 401(k) Plan for Bargaining Unit Employees, and (ii) that no transfer of any assets or liabilities attributable to Acquired Employees will be made to the Company’s plan from such Plan other than in the form of direct rollovers as provided in subsection (f) above. Seller shall use its best efforts to ensure that Buyer participates in such negotiations to the extent Buyer may determine.

(k) Seller shall, as of the Closing Date, credit each Acquired Employee who is covered on the Closing Date under the current collective bargaining agreement between the Company (or any Company Subsidiary) and the Paper Workers Union with an additional period of credited service for benefit accrual purposes under the terms of the Bemis Retirement Plan for Hourly Employees for the period, if any, commencing on the Closing Date and ending on the earlier of (i) the date such Acquired Employee terminates employment with Buyer or any of its Affiliates (including without limitation the Company or any Company Subsidiary), (ii) August 31, 2003 or (iii) the date Seller negotiates with the Paper Workers Union to discontinue the participation of the Company and each Company Subsidiary in such Plan, at the multiplier rate in effect for such period. Seller shall use its best efforts to ensure that Buyer participates in such negotiations to the extent Buyer may determine.

(l) If, after the date hereof and prior to the Closing Date, Seller, the Company or any Company Subsidiary determines, subject to Section 5.01(b), in good faith to confer upon any employee listed on Schedule 6.04(l), any additional material compensation or benefits for which no prior commitment to such employee has been made, Seller agrees to use its reasonable best efforts in connection therewith to obtain such employee’s consent to the assignment to Buyer of any Confidentiality and Non-Competitive Agreements to which such employee is party. In no event shall Seller, the Company or any Company Subsidiary be required to make an offer of any such additional consideration solely for the purpose of obtaining such consents.

(m) With respect to the outstanding “Equity Units” awarded under the 1994 and 2001 Seller Stock Incentive Plans listed in Schedule 6.04(m) to such employees of the Company or any Company Subsidiary that are also listed in such Schedule, as of the Closing Date, each such award shall be cancelled and, in lieu of any such award, the Company or any Company Subsidiary shall, within (i) 15 days of the Closing Date with respect to the employees listed in Schedule 6.04(m)(i) and (ii) 60 days of the Closing Date with respect to the employees listed in Schedule 6.04(m)(ii), pay each employee so listed in Schedule 6.04(m) an amount in cash equal to, with respect to each award so listed in Schedule 6.04(m), the product of the number of “Equity Units” awarded, multiplied by a fraction, the numerator of which is the number of months of service in the vesting period applicable to such award that have been completed and the denominator of which is 72, multiplied by the closing price per share of Seller’s common stock on the New York Stock Exchange on the last trading day prior to the Closing Date, provided that no such payment shall be made to an employee listed in Schedule 6.04(m)(ii) unless such employee (A) consents to the assignment of his or her Confidentiality and Non-Competitive Agreement from Seller to the Company, and (B) executes a release of liability of the Company and any Company Subsidiary with respect to the cancelled “Equity Units.” The excess or deficiency, as the case may be, between the adjustment to the Initial Purchase Price calculated in accordance with Section 1.02(b) and amounts actually paid under this Section 6.04(m) shall be included in the Closing Working Capital Statement and taken into account in the calculation of Working Capital.

(n) No provisions of this Agreement shall create any third party beneficiary or other rights in any employee (including any beneficiary or dependent thereof) or any persons in respect of continued employment with any of the Company, Seller or Buyer or any of their Subsidiaries or Affiliates and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan, policy or arrangement which may be established or maintained by Buyer. No provision of this Agreement shall constitute a limitation on the right of Buyer, the Company or any of their Subsidiaries to terminate at will any employee of the Company or any Company Subsidiaries.

(o) To the extent that the Acquired Employees remain employed with the Company, any Company Subsidiary or Buyer or any of its Affiliates after the Closing, such Acquired Employees shall be deemed to not be in violation of any confidentiality or non-competition agreements with Seller or any of its Affiliates (other than the Company and any Company Subsidiary), if applicable.

(p) (i) For each Pension Benefit Arrangement, Seller shall pay Buyer an amount equal to the excess of any Benefit Liabilities over the related Asset Amount (the “Underfunding Reimbursement Payment”). Seller shall pay Buyer in a lump sum the Underfunding Reimbursement Payment as soon as possible, but no later than 30 days after the date that the Benefit Liabilities have been determined by Buyer, as adjusted by the Applicable

Rate to and including the date of payment from and including the Closing Date. The amount to be so paid shall be determined in local currency and converted into U.S. dollars on the payment date. Notwithstanding the foregoing, any Underfunding Reimbursement Payment shall be offset by an amount equal to the excess of the Asset Amount over the related Benefit Liabilities under any Pension Benefit Arrangement.

(ii) For purposes of this Section 6.04(p):

(A) A “Pension Benefit Arrangement” shall mean a defined benefit pension plan (other than a Multiemployer Pension Plan) which is:

(1) A funded Company Benefit Plan;

(2) An unfunded Company Benefit Plan;

(3) A funded International Company Benefit Plan which provides benefits that are not intended to be insured by an insurance company (a “Funded International Company Benefit Plan”); and

(4) An unfunded International Company Benefit Plan which provides benefits that are not intended to be insured by an insurance company (an “Unfunded International Company Benefit Plan”).

(B) “Benefit Liabilities” shall mean the liabilities under each Pension Benefit Arrangement as of the Determination Date, valued as the projected benefit obligation, based upon the Pension Benefit Arrangement’s provisions as in effect at the Determination Date and using the applicable actuarial methods and assumptions specified in the most recent annual actuarial valuation for such arrangement listed in Schedule 6.04(p)(ii)(B), and, if none, those actuarial methods and assumptions specified in Schedule 6.04(p)(ii)(B), and in each case valued in accordance with the normal accounting practices of the country in which such arrangement is maintained.

(C) The “Asset Amount” shall mean, with respect to each funded Company Benefit Plan or Funded International Company Benefit Plan, the fair market value of such Pension Benefit Arrangement’s assets as of the Determination Date. The value of such assets shall be valued at their market value after the deduction of expenses. With respect to all other Pension Benefit Arrangements, the Asset Amount is zero, except to the extent that there is an accrual on the Audited Balance Sheet in which case the Asset Amount shall be equal to such accrual.

(D) The “Applicable Rate” shall mean the discount rate used to determine a Pension Benefit Arrangement’s Benefit Liabilities, or, if none, the rate set forth in Schedule 6.04(p)(ii)(D).

(E) Benefits intended to be insured by insurance shall be excluded from the definition of “Benefit Liabilities” and the definition of “Asset Amount”.

(F) The “Determination Date” shall mean the end of the plan year immediately preceding the Closing Date, or, at Buyer’s election, the Closing Date, except that the costs of any such interim valuation determined as of the Closing Date shall be the responsibility of the Buyer.

(iii) With respect to any International Company Benefit Plan which is a defined benefit pension plan and which provides benefits that are intended to be insured by an insurance company, any unpaid insurance premiums and retrospective premium adjustments which are attributable to the period prior to the Closing Date and which become payable at any time prior to the end of the 12-month period immediately following the Closing Date in the event that the Closing Date occurs in 2002 (or the 18-month-period immediately following the Closing Date in the event that the Closing Date occurs after December 31, 2002), shall be the responsibility of Seller, except to the extent reflected on the Working Capital Statement and taken into account in the calculation of Working Capital.

Section 6.05. Public Announcements. Buyer, on the one hand, and Seller, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, investor presentation materials or other public statements with respect to the transactions contemplated by this Agreement and the other Transaction Documents and shall not issue any such press release, distribute any such investor presentation materials or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement in respect of Buyer or Seller with any securities exchange.

Section 6.06. Further Assurances. At any time after the Closing Date, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller or Buyer, as the case may be, and necessary for Seller or Buyer, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby.

Section 6.07. Non-Competition. At Closing Buyer and Seller shall enter into a Non Competition and Non Solicitation Agreement in substantially the form of Exhibit C (the “Non-Competition and Non-Solicitation Agreement”) providing that Seller shall not compete with Buyer for a period of three (3) years following the Closing Date.

Section 6.08. Tax Matters. (a) Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (other than any Tax Returns for which Seller has filing responsibility under Sections 6.08(b) and 6.08(c) of this Agreement) with respect to the Company and the Company Subsidiaries for all taxable periods that end after the Closing Date (the “Buyer Returns”), and will pay (or cause to be paid) all Taxes due with respect to Buyer Returns. Buyer shall make available to Seller any Buyer Returns and related workpapers with respect to any Straddle Period for Seller’s review and comment at least 25 Business Days prior to the respective due dates of such Buyer Returns, and Seller shall provide Buyer with Seller’s comments no later than 10 Business Days before the respective due dates of such Buyer Returns.

(b) Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns with respect to the Company and the Company Subsidiaries for all Taxes for which there is a taxable period that ends on or before the Closing Date (the “Seller Returns”), and will pay (or cause to be paid) all Taxes due with respect to Seller Returns. Not later than 5 days after the due date of any Seller Return, Buyer shall pay to Seller cash in an amount equal to the amount of Taxes included in such Seller Return to the extent reflected as a liability in the Closing Working Capital Statement.

(c) Seller shall include the income of Company and any eligible Company Subsidiary (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the consolidated federal U.S. Tax Return of Seller for all periods through the end of the Closing Date and pay any Taxes attributable to such income. Buyer shall cause Company and any Company Subsidiary to furnish Tax information to Seller for inclusion in the consolidated federal U.S. Tax Return of Seller and any other Seller Returns for the period which includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company and any eligible Company Subsidiary shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and the eligible Company Subsidiary as of the end of the Closing Date.

(d) Not later than five days after the due date of any Buyer Return that is required to be filed with respect to a Straddle Period, Seller shall pay (or cause to be paid) to Buyer cash in an amount equal to the amount of Pre-Closing Taxes shown as due on such Buyer Return as determined pursuant to Section 6.08(e) in excess of the accrual for income taxes set forth on the Closing Working Capital Statement. From and after the Closing Date, no later than five Business Days after receiving written notice, Buyer or Seller shall reimburse the other party for Taxes for which Buyer or Seller is liable to the other party pursuant to Sections 10.01(b)(i) and 10.02(iii).

(e) For purposes of this Agreement, in the case of any Taxes of the Company or the Company Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes “Pre-Closing Taxes” shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax year ended at the end of the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of the Company or the Company Subsidiary or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.08(e) shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. For purposes of this Agreement, “Pre-Closing Taxes” shall include any Taxes attributable to Subpart F income resulting from transactions consummated on or before the Closing Date. For purposes of this Agreement, “Post-Closing Taxes” shall include any Taxes of the Company or the Company Subsidiary that are payable with respect to a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes.

(f) Seller and Buyer shall cooperate reasonably in (i) preparing and filing all Tax Returns with respect to the Company or the Company Subsidiaries, including giving each other reasonable access to their employees for the purpose of making inquiries in connection with the preparation of Tax Returns and maintaining and making available to each other all records reasonably necessary in connection with Taxes of the Company or the Company Subsidiaries, and (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes of the Company and the Company Subsidiaries. Seller shall manage any audit by a Governmental Authority of Seller Returns and Buyer shall manage any audit by a Governmental Authority of Buyer Returns; provided that Seller shall have the right to participate in any audit of a Buyer Return for a Straddle Period and shall have the right to approve the settlement of any audit of a Buyer Return for a Straddle Period, such approval not to be unreasonably withheld or delayed.

(g) Any tax sharing agreement between Seller and Company or Company Subsidiaries will be terminated as of the Closing Date and shall have no further effect for the taxable year (whether the current year, a future year or a past year.)

(h) Seller and Buyer shall join together in filing an election or elections under Section 338(h)(10) of the Code and under similar local, state, and foreign law with respect to the purchase of the Share and the Company Subsidiaries as contemplated by this Agreement. Seller will pay any Tax imposed on Seller, Company or any Company Subsidiary attributable to the making of the election and will indemnify Buyer, the Company and the Company Subsidiaries against any adverse consequences arising out of any failure to pay such Tax. Seller will also pay any Tax imposed on Seller, Company or any Company Subsidiary (and indemnify Buyer, the Company and the Company Subsidiaries against any adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) (or which results from the making of an election under Section 338(g)) with respect to the purchase and sale of the stock of the Company and any of the Company Subsidiaries hereunder.

(i) Buyer intends to file Section 338(g) elections for each of the non-U.S. Company Subsidiaries subject to review and approval of the final allocation of the Purchase Price as reflected in Form 8023 filed with the IRS pursuant to Section 6.08(j). Seller will also pay any Tax imposed on Seller, Company or any Company Subsidiary (and indemnify Buyer, the Company and Company Subsidiaries against any adverse consequences arising out of any failure to pay such Tax) attributable to these elections (or which results from the making of an election under 338(g) for the non-U.S. Company Subsidiaries). If a Section 338(g) election is not made for a Company Subsidiary, Buyer agrees not to undertake any of the following actions with respect to such non-U.S. Company Subsidiary until after the November 30th (December 31st with respect to MACtac Canada Ltd./Ltee. and MACtac Mexico S.A. de C.V.) following the Closing Date: (i) liquidation or merger of the Company Subsidiary, (ii) redemption of shares, or (iii) distribution of assets.

(j) If Buyer, in Buyer’s sole discretion, shall request, Buyer and Seller shall jointly prepare Form 8023 and any accompanying schedules required under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law and Seller and Buyer agree to cooperate reasonably in making any determination or election required or permitted to be made in connection with the election under Section 338(h)(10) of the Code. Seller and Buyer shall execute Form 8023 and any accompanying schedules and such other documents or forms at the Closing or at such other time as Buyer or Seller, as appropriate, may request or as required by the Code in order to effectuate the election under Section 338(h)(10) of the Code. Buyer and Seller shall file all Tax Returns in a manner consistent with the election under Section 338(h)(10) of the Code, Form 8023 and any accompanying schedules and such other documents and forms as are reasonably requested by Buyer to effectuate the election under Section 338(h)(10) of the Code.

(k) The parties agree that the Purchase Price, liabilities of the Company and Company Subsidiaries and other relevant items shall be allocated to the assets of the Company and Company Subsidiaries for purposes of preparing Form 8023 for the Section 338(h)(10) elections and Form 8594 for reporting the allocation of the Purchase Price in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder. Buyer and Seller will each file asset acquisition statements on Form 8594 with their respective federal income tax returns or other returns of income for the taxable year that includes the first date assets are sold. The Form 8023 shall be prepared and signed jointly by Buyer and Seller and filed with the IRS by the fifteenth day of the ninth month following the month of the Closing Date. The Seller and Buyer agree to jointly prepare Form 8594, reflecting the allocation of the Purchase Price amongst the classes of assets as required under Code Sections 338 and 1060 and the regulations thereunder. The allocations set forth on Form 8594 shall be satisfactory to both Seller and Buyer. All allocations contained in such Form 8594 shall be used by each party in filing their respective federal or state income tax returns for the year which includes the year of sale. Amounts reported on Form 8594 will be subject to adjustment to reflect (i) Seller’s selling expenses as a reduction of sales proceeds, (ii) Buyer’s acquisition expenses as an addition to the Purchase Price and (iii) any adjustments to the Purchase Price as defined in this Agreement, except as required by Law.

Section 6.09. Maintenance of Insurance. Following the Closing, Seller will, and will cause its Affiliates to, provide reasonable cooperation to Buyer, the Company and the Company Subsidiaries in connection with the assertion of claims with respect to any insurance maintained by Seller and its Affiliates with respect to events prior to the Closing, if such claims involve a benefit to which the Company or any Company Subsidiary may be entitled.

Section 6.10. Accounts Receivables. Within forty-five (45) days after Closing, Buyer shall prepare and deliver to Seller a list (the “Receivables List”) of all unpaid account receivables of the Company and Company Subsidiaries arising out of sales in connection with the conduct of the business on or before the Closing Date (the “Receivables”) and the respective amounts thereof net of any credit memos for rebates, product warranty issues or customer accommodations. For the one hundred eighty day (180) period after the Closing Date, Buyer will collect the Receivables in accordance with prior reasonable commercial practices of Company and Company Subsidiaries (but without resort to litigation or the use of collection agencies). Amounts received shall be applied to the oldest accounts first. One hundred eighty days (180) following the Closing Date, Buyer shall present Seller a list of unpaid Receivables for which Buyer desires to be paid and Seller shall purchase (for a price equal to the respective amounts thereof (net of any credit memos for rebates, product warranty issues, or customer accommodations) on the Receivable List) all the unpaid Receivables set forth on such list and Seller shall thereafter be entitled to collect such Receivables for its own account.

Section 6.11. Transition Services. At Closing Buyer and Seller will enter into a Transition Services Agreement which shall include and be based upon the terms and conditions set forth on Exhibit D and which Buyer and Seller shall negotiate between the date of this Agreement and the Closing Date (the “Transition Services Agreement”).

Section 6.12. License Agreement. At Closing Buyer and Seller will enter into a license agreement (the “License Agreement”), which Buyer and Seller will negotiate between the date of this Agreement and the Closing Date, pursuant to which

(a) Buyer shall grant Seller a perpetual, royalty-free, world-wide, non-transferable, non-exclusive license (without the right to sublicense except to Seller’s Affiliates) for the patents set forth on Exhibit E for use solely in connection with Seller’s flexible packaging business. Notwithstanding the foregoing sentence, Seller shall be entitled to transfer the License Agreement (i) to its Affiliates or (ii) in connection with (A) a merger of Seller with or into another Person, (B) a sale of substantially all of Seller’s assets to another Person or (C) a sale of all the capital stock of Seller to another Person (each, a “Major Transaction”) unless such other Person is or will thereby become a competitor to Parent’s business operations as such business operations are being conducted at the time of the Major Transaction.

(b) Buyer and Seller hereby agree that all Know-How used jointly by Seller and the Company or any of the Company Subsidiaries as of the Closing Date (the “Seller-Owned Know-How”) shall remain the sole property of Seller. Seller shall grant Buyer a perpetual, royalty-free, world-wide, non-transferable, non-exclusive license (without the right to sublicense except to Buyer’s Affiliates) to the Seller-Owned Know-How for use solely in connection with the pressure sensitive business. Notwithstanding the foregoing sentence, Buyer shall be entitled to transfer the License Agreement (i) to its Affiliates or (ii) in connection with (A) a merger of Buyer with or into another Person, (B) a sale of substantially all of Buyer’s assets to another Person or (C) a sale of all the capital stock of Buyer to another Person.

Section 6.13. Trademark Consent Agreement. At Closing Buyer and Seller will enter into a Trademark Consent Agreement substantially in the form of Exhibit G (the “Trademark Consent Agreement”).

Section 6.14. Change of Name. Not later than thirty (30) days after the Closing Date Buyer shall take all actions necessary to change the name of Bemis Polska Sp. z .o.o. and Bemis Coordination Center S.A. to remove all references to the name “Bemis.”

Section 6.15. Facilities Use Agreements. At Closing Buyer and Seller will enter into a Facilities Use Agreement to permit Seller’s use of a Company facility in Poland and Buyer’s use of a portion of Seller’s Vancouver, Washington facility on terms set forth in Exhibit F (the “Facilities Use Agreements”) which Buyer and Seller will negotiate between the date of this Agreement and the Closing Date.

Section 6.16. Belsack Employment. Prior to the Closing Date Buyer agrees that Seller shall cause the transfer of the employment of Jan Belsack from the Company or a Company Subsidiary to Seller or one of its Affiliates (excluding the Company or any Company Subsidiaries).

Section 6.17. Customer Claims. For a period of six months following the Closing Date, customer claims in excess of, or in excess of any specific accrual for such claim set forth on the Reference Working Capital Statement by, $100,000 shall be addressed in accordance with the procedures set forth on Exhibit L.

Section 6.18 .Transfer of Seller-Owned Intellectual Property. Prior to the Closing, Seller and its Affiliates shall transfer to the Company good title to the Seller-Owned Intellectual Property free and clear of all Liens for no more than nominal consideration. Seller and its Affiliates shall bear all costs and execute all assignments, instruments and agreements necessary to effectuate the transfer.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation To Effect the Sale of the Company. The respective obligation of each party to effect the sale of the Stock of the Company and the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) HSR Act. The waiting period (and any extension thereof) applicable to the sale of the Stock of the Company and the other transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

(b) EC Merger Regulation. The approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation.

(c) Canadian Competition Act. Either (i) an advance ruling certificate pursuant to Section 102 of the Competition Act shall have been issued by the Commissioner to the effect that he is satisfied that he would not have sufficient grounds upon which to apply to the Competition

Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or (ii) the waiting period under Section 123 of the Competition Act shall have expired and the Buyer shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an order under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and any terms and conditions attached to any such advice shall be acceptable to the Buyer and the Seller.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that, subject to Section 6.02, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are further subject to the following conditions:

(a) No Breach of Covenants or Representations and Warranties. (i) There shall not have been any breach in any material respect by Seller or its Affiliates in the performance of any of Seller’s covenants and agreements herein which shall not have been remedied or cured; and (ii) each of the representations and warranties of Seller contained in this Agreement (disregarding for purposes of this Section 7.02(a) any qualifications with respect to “material”, “materially,” “Material Adverse Effect” or similar terms with respect to materiality) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that such representations or warranties expressly relate to an earlier date); except for any failures to comply with the foregoing conditions in clauses (i) or (ii) which, individually or in the aggregate, would not have a Material Adverse Effect on the business, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any Material Adverse Effect resulting from United States, European or global economic conditions, general industry conditions and the announcement of the transactions contemplated by this Agreement, and except for changes specifically contemplated by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction expressly permitted by this Agreement, provided, however that, in determining whether any Material Adverse Effect has occurred, there shall be excluded from consideration any failure to comply with clauses (i) or (ii) which would result in a Loss (or series of related Losses) of less than $100,000 to the Buyer Indemnified Parties and any failure which would be subject to indemnification of the Buyer Indemnified Parties by Seller pursuant to Sections 10.01(a)(iii), 10.01(b),10.01(c) (disregarding any amounts to be borne by Buyer under terms of the Environmental Basket), and 10.01(e) (resulting from Kanzaki’s termination or intention to terminate the Kanzaki Noncompetition Agreement or the Kanzaki License Agreement or its failure to consent to the transactions contemplated by this Agreement). There shall have been delivered to Buyer a certificate to the effect of the foregoing, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller.

(b) Required Consents and Approvals. The consents or waivers of those Persons other than Governmental Authorities set forth on Schedule 7.02(b) required to be obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained. The consents of Governmental Authorities listed on Schedule 3.04 and described in Section 3.04(c) (other than those described in Section 7.01) as may be required for consummation of the transactions contemplated hereby shall have been obtained or made and any applicable waiting or notice period shall have expired or passed.

(c) Legal Opinion. Buyer shall have received a favorable opinion of the General Counsel of Seller, or other counsel reasonably satisfactory to Buyer, with respect to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, substantially in the form attached as Exhibit H hereto. Counsel for Seller shall be entitled, in rendering its opinion as to matters of fact and not of law, to rely on due inquiry of the other officers of Seller and the Company with respect thereto.

(d) Resignations. The directors of the Company or the Company Subsidiaries whose names are set forth on Exhibit I hereto, shall have tendered their written resignations from the Board of Directors of the Company or the Company Subsidiaries, as the case may be, effective upon consummation of the Closing.

(e) Termination of Intercompany Arrangements; Affiliate Transactions. Seller shall have delivered to Buyer legally binding documentation evidencing the termination without further liability to Buyer, the Company or the Company Subsidiaries of all (i) intercompany arrangements among the Company and the Company Subsidiaries, on the one hand, and the Seller and its Subsidiaries and Affiliates other than the Company and the Company Subsidiaries, on the other hand (other than the arrangements specified on Schedule 5.06 to continue following the Closing), and (ii) Affiliate Transactions (other than the agreements specified on Schedule 5.06 to continue following the Closing).

(f) Non-Competition. Seller shall have entered into the Non-Competition and Non-Solicitation Agreement in substantially the form of Exhibit C.

(g) Transaction Documents. Seller shall have entered into the Transition Services Agreement and the Trademark Consent Agreement, the License Agreement, and the Facilities Use Agreements.

(h) Share Transfers. Seller shall have delivered reasonably satisfactory evidence that the share transfers contemplated by Section 5.08 have been completed.

(i) Transfer of Seller-Owned Intellectual Property. Seller and its Affiliates shall have transferred the Seller-Owned Intellectual Property to the Company in accordance with Section 6.18.

Section 7.03. Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated hereby is further subject to the following conditions:

(a) No Breach of Covenants or Representations and Warranties. (i) There shall not have been any breach in any material respect by Buyer in the performance of any of Buyer’s covenants and agreements herein which shall not have been remedied or cured; (ii) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that such representations or warranties expressly relate to an earlier date); and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

(b) Legal Opinion. Seller shall have received a favorable opinion of the General Counsel of Parent, or other counsel reasonably satisfactory to Seller, with respect to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, substantially in the form attached as Exhibit J hereto. Counsel for Parent shall be entitled, in rendering its opinion as to matters of fact and not of law, to rely on due inquiry of the other officers of Buyer and the Company with respect thereto.

(c) Other Transaction Documents. Buyer shall have entered into the Transition Services Agreement and the Trademark Consent Agreement, the License Agreement, and the Facilities Use Agreements.

ARTICLE VIII

DOCUMENTATION

Section 8.01. Documentation to be Delivered at Closing. In addition to the instruments and documents required by this Agreement to be exchanged or delivered by the parties at Closing:

(a) As to Seller. At the Closing, Seller shall deliver to Buyer:

(i) a certificate representing the Share, properly endorsed for transfer to Buyer either on the certificate or on a separate stock power accompanied by the certificate;

(ii) the certificate of a duly authorized officer of Seller required by Section 7.02(a);

(iii) an incumbency certificate of the Seller certifying as to the names and signatures of the officers of Seller authorized to sign this Agreement and each of the documents to be delivered hereunder;

(iv) a certificate from the Secretary of the Company, or other officer, certifying as to its certificate or articles of incorporation or other comparable organizational documents;

(v) a certificate of the Secretary of the Seller, or other authorized officer, certifying (A) as to its certificate or articles of incorporation, bylaws or other comparable organizational documents, (B) as to the due adoption by its Board of Directors of resolutions authorizing the execution of this Agreement and the other Transaction Documents and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby and (C) that no further corporate action is required to authorize the transactions contemplated by this Agreement and the other Transaction Documents;

(vi) shareholder registers and share certificates, insofar as applicable, minute books and all books, papers, records, and other property belonging to the Company and the Company Subsidiaries, provided that Seller may excise from such books, papers or records, confidential information not relating to the Company or any Company Subsidiary;

(vii) good standing certificates for the Company and Seller from their states of incorporation as of a date within twenty days to the Closing Date;

(viii) an opinion of counsel to Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit H;

(ix) the Non Competition and Non Solicitation Agreement, duly executed by the Seller and dated as of the Closing Date;

(x) resignations, effective upon the Closing, of the Persons identified on Exhibit I;

(xi) the Transition Services Agreement, duly executed by the Seller and dated as of the Closing Date;

(xii) the Trademark Consent Agreement, duly executed by Seller and dated as of the Closing Date;

(xiii) the License Agreement, duly executed by the Seller and dated as of the Closing Date; and

(xiv) the Facilities Use Agreements, duly executed by the Seller and dated as of the Closing Date.

(b) As to Buyer. At the Closing, Buyer shall deliver to Seller:

(i) the Initial Purchase Price by federal wire transfer in immediately available funds or by such other means as mutually agreed upon by the parties;

(ii) the certificate of a duly authorized officer of Buyer required by Section 7.03(a);

(iii) an incumbency certificate of the Buyer certifying as to the names and signatures of the officers of Buyer authorized to sign this Agreement and each of the documents to be delivered hereunder;

(iv) a certificate of the Secretary of the Buyer, or other authorized officer, certifying (A) as to its certificate or articles of incorporation, bylaws or other comparable organizational documents, (B) as to the due adoption by its Board of Directors of resolutions authorizing the execution of this Agreement and the other Transaction Documents and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby and (C) that no further corporate action is required to authorize the transaction contemplated by this Agreement and the other Transaction Documents;

(v) a good standing certificate or equivalent documentation of Buyer from its state or other jurisdiction of incorporation as of a date a reasonable period of time prior to the Closing Date;

(vi) an opinion of counsel to Parent, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J; and

(vii) the Non Competition and Non Solicitation Agreement, duly executed by Buyer and dated as of the Closing Date.

(viii) the Transition Services Agreement, duly executed by the Buyer and dated as of the Closing Date;

(ix) the Trademark Consent Agreement, duly executed by the Buyer and dated as of the Closing Date;

(x) the License Agreement, duly executed by the Buyer and dated as of the Closing Date; and

(xi) the Facilities Use Agreements, duly executed by the Buyer and dated as of the Closing Date.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer or Seller:

(i) if the transactions contemplated hereby are not consummated on or before April 30, 2003 (the “Outside Date”), unless the failure of consummation is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

(ii) if any Governmental Authority issues an Order permanently enjoining, restraining or otherwise prohibiting the consummation and such Order, shall have become final and nonappealable.

(c) by Buyer, if any condition to the obligation of such party to consummate the transactions contemplated hereby set forth in Section 7.02 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by Buyer; or

(d) by Seller, if any condition to the obligation of such party to consummate the transactions contemplated hereby set forth in Section 7.03 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by Seller.

Section 9.02. Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto other than (i) Sections 6.01(b), 6.05, 9.01, this Section 9.02, 11.02, 11.10 and 11.11 of this Agreement and all obligations of the parties hereto set forth therein, (ii) the Confidentiality Agreement, (iii) and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 9.03. Fees and Expenses. (a) In the event this Agreement shall be terminated by either party pursuant to Section 9.01(b), (c) or (d) solely because the condition set forth in Section 7.01(b) has not been satisfied, Buyer shall pay Seller promptly (but in no event later than five Business Days following such termination) a liquidated damages fee of $5 million. Such payment shall be made by federal wire transfer in immediately available funds or by such other means as mutually agreed upon by the parties.

(b) Except as set forth in Sections 1.06(b) and 9.03(a), all fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be paid by the party incurring such fees and expenses, whether or not the Closing of the transactions contemplated hereby or thereby is consummated.

Section 9.04. Amendment. This Agreement may be amended by the parties hereto at any time but only by an instrument in writing duly executed by each of such parties.

Section 9.05. Extension; Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or the other Transaction Documents or (c) waive compliance with any of the agreements or conditions contained in this Agreement or the other Transaction Documents. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or of any other rights arising under this Agreement, at law or in equity.

ARTICLE X

INDEMNIFICATION

The parties agree that the following indemnification provisions shall govern the transactions contemplated by this Agreement:

Section 10.01. Seller’s Indemnification. (a) Except to the extent otherwise provided in Article X, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and each of their successors and assigns, Subsidiaries, Affiliates, directors, officers, employees, and agents (each, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all Loss imposed on, sustained, incurred, or suffered by any Buyer Indemnified Party, to the extent relating to, resulting from, or arising out of (i) any breach of any representation or warranty of Seller set forth in this Agreement, the other Transaction Documents or any certificate or document delivered pursuant to this Agreement on or prior to the Closing Date; (ii) any breach or failure to comply with or perform fully any covenant or agreement on the part of Seller set forth in this Agreement or other Transaction Documents; and (iii) any Employee Benefit Plan, International Employee Benefit Plan or Affiliate Plan (other than any Company Benefit Plan, International Company Benefit Plan or liability or obligation assigned to or assumed by Buyer, the Company or a Company Subsidiary under Section 6.04); provided, however, all breaches of Sections 3.09 and 6.08 shall be addressed in accordance with Section 10.01(b). In determining whether any Losses have occurred due to any breach of any representation or warranty of Seller set forth in this Agreement the terms “material,” “Material Adverse Effect” and other express qualifications based upon materiality shall be disregarded and given no effect.

(b) Except to the extent otherwise provided in Article X, Seller shall indemnify and hold Buyer, the Company and Company Subsidiaries harmless from and against the following:

(i) all Taxes imposed on the Company and any Company Subsidiary with respect to taxable periods ending on or before the Closing Date (whether imposed by Law, Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes that was entered into prior to the Closing Date, or otherwise), (B) Pre-Closing Taxes determined pursuant to Section 6.08(e) with respect to any Straddle Period and (C) all Taxes that are attributable to Seller or any member (other than the Company or any Company Subsidiary) of an affiliated, consolidated, combined or unitary Tax group of which at least one of the Company or any Company Subsidiary is or was a member prior to the Closing Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of Law) by reason of the Company or any Company Subsidiary being included in any such Tax group;

(ii) any and all Losses that arise out of breach of any representations or warranties contained in Section 3.09, provided, that the terms “material” and “Material Adverse Effect” in Section 3.09 shall be disregarded and given no effect;

(iii) any Tax imposed on the Company or any Company Subsidiary directly attributable to and measurable by the transactions contemplated by Sections 5.04(b), 5.05, 5.07 and 5.09; and

(iv) all reasonable accountants’ fees and expenses incurred in the investigation or defense of or in connection with the same.

(c) (i) Except to the extent otherwise provided in Sections 10.01(c)(ii), 10.06 and 10.07, and whether or not disclosed to Buyer in any manner (including any disclosures on Schedules 3.15 (a) and (b)), Seller shall protect, defend, indemnify and save harmless the Buyer Indemnified Parties from, against and in respect of, any and all Environmental Losses directly or indirectly related to any condition relating to the Company (which term shall include any Company Subsidiary for purposes of this Section 10.01(c)) or any Property or any real property previously owned or leased by the Company existing on or prior to the Closing Date, including without limitation, subject to the provisions of Section 10.01(c)(ii), any Remedial Work required by any Governmental Authority or Environmental Laws or permitted by Section 10.01(c)(ii). Any amounts paid by Seller pursuant to the Indemnification Obligation set forth in this subsection (c)(i) shall not be counted towards the limitation on Seller’s aggregate liability for losses under this Article 10 set forth in Section 10.06(a) and shall not be subject to the limitations set forth in Sections 10.06 and 10.07, other than Section 10.06(b) which shall be applicable. Any claim for indemnification by Buyer Indemnified Parties under this Section 10.01(c) shall be asserted within sixty (60) months following the Closing Date.

(ii) Buyer shall have the right to initiate any Remedial Work with respect to any violation of Environmental Law (including, without limitation, any Environmental Permit) occurring prior to the Closing Date. As to any Remedial Work in respect of which indemnity is provided under Section 10.01(c)(i), Buyer shall have the right to design and implement such activity; provided, however, that Seller shall have the right to be advised in reasonable detail about the selection and implementation of remedial alternatives to review any sampling data or environmental reports related to such Remedial Work promptly after the preparation of the same, to receive copies of all correspondence related to such Remedial Work, and to attend any meeting with Governmental Authorities related to such Remedial Work. Any remedial alternative selected by Buyer in connection with this indemnity shall be a reasonable alternative permitted under applicable Environmental Laws, provided, that, except to the extent otherwise required by any Governmental Authority or Environmental Law, the indemnity provided by Section 10.01(c)(i) shall only apply to such Remedial Work as is reasonably necessary to make the Property in question suitable for the use to which such Property is being put by the Company on the date hereof.

(d) No examination, inspection or audit of the properties, financial conditions or other matters of the Company and the Company Subsidiaries and their businesses conducted by Buyer in connection with this Agreement shall in any way limit, affect or impair the ability of Buyer to rely on the representations, warranties, covenants and obligations of Seller, the Company and the Company Subsidiaries set forth herein.

(e) Seller and Buyer acknowledge that Kanzaki Specialty Papers Inc. (“Kanzaki”) will have the right to terminate (i) the Noncompetition Agreement, dated September 8, 2000, among Kanzaki, Oji Paper Co., Ltd. and Seller (the “Kanzaki Noncompetition Agreement”), and (ii) the License Agreement, dated September 8, 2000, between Kanzaki and Seller (the “Kanzaki License Agreement”) if the transactions contemplated by this Agreement are consummated without the prior written consent of Kanzaki. Seller will use commercially reasonable efforts to obtain such a consent from Kanzaki prior to the Closing. If Seller is unable to obtain such consent, Seller shall have no obligation to Buyer, with respect to indemnification or otherwise, in the event that Kanzaki exercises its right to terminate the Kanzaki License Agreement. If (i) Seller is unable to obtain Kanzaki’s written consent to the transactions contemplated by this Agreement, (ii) Kanzaki exercises its right to terminate the Kanzaki Noncompetition Agreement, (iii) Kanzaki subsequently engages in competition with Buyer prior to the second anniversary of the Closing Date in a manner that would have violated the Kanzaki Noncompetition Agreement had it not been terminated, and (iv) Buyer provides Seller with written notice of the occurrence of such competition prior to the second anniversary of the Closing Date, then Seller shall indemnify and hold Buyer harmless from and against up to $2,000,000 in direct economic damages in the form of lost profits resulting from Kanzaki’s competition with Buyer in the manner described above during the period prior to the date on which the Kanzaki Noncompetition Agreement would have expired without prior termination by action of any party thereto. Any amounts paid by Seller pursuant to the indemnification obligation set forth in the previous sentence shall not be counted towards the limitation on Seller’s aggregate liability for Losses under this Article X set forth in Section 10.06(a) and shall not be subject to the limitations set forth in Sections 10.06 and 10.07(b).

Section 10.02. Buyer’s Indemnification. Except to the extent otherwise provided in this Article X, Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and each of their successors and assigns, Subsidiaries, Affiliates, directors, officers, employees, and agents (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any Loss sustained or incurred by any Seller Indemnified Party, to the extent relating to, resulting from, or arising out of (i) any breach of any representation or warranty of Buyer set forth in this Agreement or the other Transaction Documents or any certificate or document delivered pursuant to this Agreement on or prior to the Closing Date; (ii) any breach or failure to comply with or perform fully any covenant or agreement on the part of Buyer set forth in this Agreement or other Transaction Documents; and (iii) (A) all Taxes of the Company and the Company Subsidiaries with respect to taxable periods beginning after the Closing Date (whether imposed by Law, Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes, or otherwise) and (B) Post-Closing Taxes as determined pursuant to Section 6.08(c) with respect to any Straddle Period.

Section 10.03. Notice of Claim; Defense. An Indemnified Party shall give the applicable Indemnifying Party prompt written notice of any Third-Party Claim that may give rise to any indemnification obligation under this Article X, and the Indemnifying Party shall have the right to assume the defense (at the Indemnifying Party’s expense) of any such claim through counsel of the Indemnifying Party’s own choosing by so notifying such Indemnified Party within 30 days of the first receipt by the Indemnifying Party of such written notice from such Indemnified Party. Failure to give such written notice shall affect the indemnification obligations only to the extent of actual prejudice. If, under applicable standards of professional conduct and in the good faith judgment of counsel to both the Indemnified Party and the Indemnifying Party, a conflict with respect to any significant issue between any Indemnified Party and the Indemnifying Party exists in respect of such Third-Party Claim, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that, by its terms, forever discharges and releases the Indemnified Party and its Affiliates from the full amount of liability in connection with such Third Party Claim; provided, however, that, without the consent of the Indemnified Party, the Indemnifying Party shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting the Indemnified Party or any Affiliate of the Indemnified Party or (ii) does not include as an unconditional term thereof the giving of a release and discharge from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is the subject of such Third Party Claim. The Indemnified Party shall not agree to any settlement of, or entry of any judgment arising from, any Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 10.04. Non-Assumption of Defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period following expiration of the notice period in Section 10.03 during which the Indemnifying Party has not assumed the defense of any such Third-Party Claim (other than during any period in which the Indemnified Party will have failed to give written notice of the Third-Party Claim as provided above).

Section 10.05. Indemnified Party’s Cooperation as to Proceedings. If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall cooperate fully with the Indemnifying Party in the defense or prosecution thereof, which cooperation shall include to the extent reasonably requested by the Indemnifying Party, the following:

(a) providing the Indemnifying Party and its counsel access to books, records and information of the Indemnified Party that are reasonably relevant to such Third-Party Claim;

(b) making employees of the Indemnified Party available to the Indemnifying Party and its counsel on a mutually convenient basis to provide additional information and any explanation of materials hereunder;

(c) preserving and retaining, at the Indemnifying Party’s expense, the books, records and information of the Indemnified Party that are reasonably relevant to any such Third-Party Claim until the proceeding with respect thereto is finally concluded.

The Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including the reasonable fees and expenses of its counsel, incurred in connection with any of clause (a), (b), and (c) hereunder.

Section 10.06. Limitations on Indemnification Obligations. (a) Except as otherwise specified in this Agreement, Seller’s aggregate liability for all Losses under this Article X shall be limited to 30% of the Final Purchase Price (the “Cap”).

(b) (i) With respect to Environmental Losses, except to the extent set forth in Section 10.06(b)(ii) below, Seller shall not be required to indemnify any Buyer Indemnified Party pursuant to Section 10.01(c) unless all Environmental Losses exceed $420,000 (the “Environmental Basket”), in which event Seller shall be required to indemnify Buyer Indemnified Parties for 90% of all Environmental Losses.

(ii) Prior to the second anniversary of the Closing Date, Buyer may give Seller notice of Buyer’s intention to terminate all operations at its Nellis, Nevada and/or Brampton, Ontario facilities, and require Seller to initiate and manage all Remedial Work necessary to make such facility suitable for use by an unrelated third party, in compliance with

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all Environmental Laws, in a manner substantially similar to the use for such facility as of the Closing Date. The cost of all such Remedial Work shall be paid by the Seller, but Buyer shall reimburse Seller for 10% of such cost. Seller shall have the rights set forth in with Section 10.01(c)(ii) as if Seller was “Buyer” as set forth therein. Notwithstanding the foregoing, if the cost of such Remedial Work is less than $100,000, Buyer shall pay such cost. Any amounts paid by Buyer pursuant to the terms of this paragraph shall be considered Environmental Losses in calculating the Environmental Basket in accordance with Section 10.06(b)(i).

(c) With respect to all Losses subject to indemnification pursuant to Section 10.01(a)(i),

(i) Seller shall not be required to indemnify the Buyer Indemnified Parties for any Loss (or series of related Losses) of less than $100,000 (“Minimum Loss”),

(ii) Seller shall only be required to indemnify the Buyer Indemnified Parties for Losses other than Minimum Losses if all such other Losses (“Indemnifiable Losses”) exceed $2,000,000 (the “Threshold Amount”), and

(iii) if all Indemnifiable Losses exceed the Threshold Amount, Buyer shall be responsible for the first $1,000,000 of all Indemnifiable Losses other than those attributable to Third-Party Claims (“Third Party Claim Losses”), and Seller shall indemnify the Buyer Indemnified Parties for (x) all Third Party Claims Losses and (y) all other Indemnifiable Losses in excess of $1,000,000.

Section 10.07. General Limitation on Indemnification. (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts paid to the Indemnified Party or its Affiliates under insurance policies with respect to such Loss and such amounts shall not count against the Cap or the Threshold Amount.

(b) The obligation of the Indemnifying Party to indemnify an Indemnified Party with respect to any Loss pursuant to this Article X shall terminate after the lapse of such survival periods as are set forth in Section 11.01 unless notice thereof shall have been given by the Indemnified Party to the Indemnifying Party pursuant to Section 11.02 hereof prior to the lapse of the applicable survival period. For purposes of this clause (b) of Section 10.07, the last day of each survival period set forth in Section 11.01 shall be deemed to be the final date on which the Indemnified Party may deliver a notice pursuant to Section 11.02 with respect to any Loss and, if such date is not a Business Day, then on the next Business Day thereafter.

Section 10.08. Exclusive Remedy. Buyer acknowledges and agrees that, except in cases of fraud, its sole and exclusive remedy after Closing with respect to any and all claims and Losses relating to this Agreement and any transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, any and all such rights, claims and causes of action that it may have against Seller arising under or based upon any Law or otherwise, except pursuant to the indemnification provisions set forth in this Article X, or as to fraud.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 11.01. All of the representations and warranties of Seller and Buyer contained in this Agreement shall terminate on the date that is 24 months after the Closing Date, except that (i) the representations and warranties contained in Section 3.15 shall terminate 60 months after the Closing Date, (ii) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.05, 3.06, 4.01, 4.02 and 4.03 shall have no termination date, and (iii) the representations and warranties in Section 3.09 and each Schedule thereto shall survive, with respect to Taxes, until the expiration of the applicable statute of limitations (inclusive of all extensions, waivers and tolling periods).

Section 11.02. Notices. All notices, consents, requests and approvals, any notice of change in address for the purpose of this Section, and other communications provided for or required herein, shall be deemed validly given, made or served, if in writing, and delivered (i) on the day given if served personally or if sent by facsimile to the facsimile number indicated below; (ii) the next business day if service is made by delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery to the address set forth below; or (iii) three days after the date of the postmark or date stamped receipt if sent by U.S. Certified Mail, postage prepaid:

(a) if to Buyer, to:

UPM-Kymmene Investment, Inc.

c/o UPM-Kymmene Group

Eteläesplanadi 2

P.O. Box 380

00101 Helsinki

Finland

Attention: Jaakko Palsanen

Facsimile Number: (358) (0)204-15-110

with a copy to:

Jones, Day, Reavis & Pogue

222 East 41st Street

New York, New York 10017-6702

Attention: Jere R. Thomson, Esq.

Facsimile Number: (212) 326-7306

(b) if to Seller, to:

Bemis Company, Inc.

222 South Ninth Street, Suite 2300

Minneapolis, MN 55402-4099

Attention: General Counsel

Facsimile Number: (612) 376-3180

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: James E. Nicholson, Esq.

Facsimile Number: (612) 766-1600

Section 11.03. Definitions. (a) For purposes of this Agreement:

“Acquired Employee” means any active employee of the Company or any Company Subsidiary in the United States or any foreign jurisdiction on the Closing Date.

“Affiliate” of any Person means (i) another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or required to be closed.

“Capital Expenditures” means the funding necessary to construct, alter, replace or modify the Properties as necessary for a Party to perform its obligations under this Agreement.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.).

“Closing Net Indebtedness Statement” shall mean a statement setting forth a calculation of Net Indebtedness.

“Closing Working Capital Statement” shall mean a statement setting forth a calculation of the Working Capital in accordance with the working capital principles set forth on Exhibit A.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company Intellectual Property” means all rights of the Company or a Company Subsidiary, whether owned by, licensed to, or used in the conduct of the business of the Company and the Company Subsidiaries as historically conducted by the Company and the Company Subsidiaries prior to the Closing Date, in (i) domestic and foreign trademarks, logotypes, service marks, certification marks, trade names, assumed names, and all other indications of origin and the goodwill associated with the foregoing, together with all applications and registrations for any of the foregoing; (ii) all copyrights and registrations and applications therefor; (iii) all patents and patent applications, including any extension, modification, renewal, reissue, division, continuation or continuation in part thereof; (iv) all inventions, discoveries and ideas, whether patentable or not; (v) all Internet domain names; (vi) all Product Formulas; and (vii) all Know-How; provided, however, that Company Intellectual Property shall not include any rights in or to Software.

“Company Subsidiary” shall mean each Person which is a Subsidiary of the Company after giving effect to the actions set forth in Section 5.08.

“Consequential Damages” means an Environmental Loss arising out of any interruption of the business, loss of profit, loss of use of the Properties, loss of customers, loss of goodwill, diminution in value of the Properties or other indirect, consequential or special damages.

“Contracts” means all leases, subleases, rental agreements, insurance policies, sales orders, licenses, agreements, purchase orders, instruments of Indebtedness, guarantees and any and all other contracts or binding arrangements of the Company or any Company Subsidiary.

“Disclosure Schedule” means, collectively, all Schedules to this Agreement delivered on the date of this Agreement which are prepared and acknowledged in writing by each of the Seller and the Buyer.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Environmental Claim” means any written or oral notice, claim, demand or other communication by any Person alleging or asserting a Party’s or any other Person’s liability for investigation, response, investigation costs, cleanup costs, compliance costs, enforcement costs, response costs, suits (whether in law or in equity), defense costs, Capital Expenditures, actual damages, Consequential Damages, punitive damages, claims for contribution or indemnity, damages to property (real or personal), damages to natural resources or other property, personal exposure or injuries (including those arising from or related to toxic torts), wrongful death, fines or penalties, and based on or resulting from, in whole or in part: (a) the presence, Release or threat of Release of any Hazardous Materials at any location, whether or not on property owned by such Person; (b) circumstances forming the basis of any violation, alleged violation or legal obligation pursuant to any Environmental Law; or (c) claims for Remedial Actions or costs or damages associated with Remedial Work.

“Environment” means, without limitation, any of the following media:

(a) land, including surface land, sub-surface strata, sea bed and riverbed under water (as defined in clause (b) hereof) and any natural or man-made structures;

(b) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and

(c) air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground, and includes any living organism or systems supported by any such media.

“Environmental Laws” means any and all Laws, Permits or agreements entered into, issued, or promulgated by any Governmental Authority, relating to the protection of the environment or human health, preservation or reclamation of natural resources, or to the management or any Release of Hazardous Materials, including, but not limited to, CERCLA, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.), the United States Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the United States Clean Air Act of 1970 (42 U.S.C. § 740 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.), the United States Toxic Substances Control Act of 1976 (42 U.S.C. § 7401 et seq.), the United States Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001, et seq.), the United States Safe Drinking Water Act of 1974 (42 U.S.C. § 300f et seq.), the United States Hazardous Materials Transportation Act (49 U.S.C. § 180 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et. seq.) and any similar Law, and all amendments thereto or regulations promulgated thereunder effective as of the date of this Agreement.

“Environmental Loss” means any Loss arising out of or related to (a) use, generation, refining, manufacture, transportation, transfer, production, processing, disposal, storage, handling or other treatment of any Hazardous Materials, (b) the presence of any Hazardous Materials on, or Release, or threatened Release, of any Hazardous Materials from any Property or other property to which the Company or any Company Subsidiary transports or arranges for the transport of Hazardous Materials, (c) any violation, or alleged violation of any Environmental Law (including, without limitation, any Environmental Permit), (d) an Environmental Claim or (e) Remedial Work required by any Governmental Authority or Environmental Law or with respect to any violation of Environmental Law (including, without limitation, any Environmental Permit).

“Environmental Permit” means, without limitation, any consent, license, permit, permission, grant, waiver, order, registration, authorization, approval, exemption or similar right or privilege issued by any Governmental Authority pursuant to any Environmental Law.

“GAAP” means generally accepted accounting principles in the United States of America as in effect prior to the Closing.

“Governmental Authority” means any supranational, national, sovereign, federal, state, local or foreign government or any political subdivision thereof or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whether domestic or foreign.

“Hazardous Material” means any pollutant, contaminant or waste, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, chemical, material, constituent or any substance waste or material having any constituent elements displaying the foregoing characteristics, in each case regulated under any Environmental Law and including without limitation, asbestos, polychlorinated biphenyls, petroleum, its derivatives, byproducts and other hydrocarbons.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or which bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all guaranty obligations of such Person, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or equivalent securities of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (f) all payments that such Person would have to make in the event of an early termination on the date indebtedness of such Person is being determined in respect of hedging contracts of such Person.

“Indemnified Party” shall mean a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” shall mean Buyer or Seller as the case may be.

“IRS” means the Unites States Internal Revenue Service.

“Judgments” means any judgment, order, writ, injunction, award, decision, stipulation, settlement, process, ruling, subpoena, verdict or decree entered by any Governmental Authority or arbitrator.

“Know-How” means all factual knowledge and information used by the Company and the Company Subsidiaries in the conduct of the business by the Company and the Company Subsidiaries as historically conducted by the Company and the Company Subsidiaries, including customer lists, supplier lists, technical expertise, applications, production methods, processes, designs, proprietary information, trade secrets, confidential information and other similar intangible assets and all records of the foregoing.

“Knowledge” of Seller and/or the Company means only the actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of any of the individuals set forth in Exhibit K hereto.

“Law” means any common law and any international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“Lien” means any pledge, lien, mortgage, encumbrance or security interest of any kind or nature whatsoever.

“Loss” means any losses, liabilities, debts, assessments, claims, actions, suits, proceedings, charges, deficiencies, penalties, interest, costs or expenses or other damages (including without limitation, reasonable attorneys’ fees and expenses, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring), Liens or other obligations of any kind, character or description (whether absolute, contingent, matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise).

“Material Adverse Effect” means a material adverse effect on the business, financial condition, properties, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole.

“Net Indebtedness” means Indebtedness of the Company, as of the Closing Date, calculated in accordance with GAAP and the accounting principles set forth on Exhibit A minus all cash or cash equivalents of the Company, as of the Closing Date.

“Net Indebtedness Target” shall mean an amount equal to $1,020,000.

“Order” means any judgment, order, writ, injunction, award, decision, stipulation, settlement, process, ruling, subpoena, verdict or decree entered by any Governmental Authority or arbitrator.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom.

“Person” means any individual, firm, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Product Formulas” means the product formulas for the products currently manufactured, marketed or distributed by the Company or one of the Company Subsidiaries.

“Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by the Company and any Company Subsidiaries (the “Land”), together with the right, title and interest of the Company and the Company Subsidiaries, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

“Reference Balance Sheet Date” means December 31, 2001.

“Reference Net Indebtedness Statement” means the statement of Net Indebtedness as of December 31, 2001 set forth on Exhibit B.

“Reference Working Capital Statement” means the statement of Working Capital as of December 31, 2001 set forth on Exhibit B.

“Release” has the meaning ascribed to such term in Section 101(22) of CERCLA (42 USC § 9601(22)) and shall also include any comparable foreign Law or provision thereof.

“Remedial Work” means, without limitation, any action, activity, event or occurrence involving or directly relating to without limitation, the generation, storage, transportation, treatment, Release, disposal, investigation, abatement, cleanup, removal, or remediation of any Hazardous Material, including the taking of such environmental samples as may be necessary, including the sampling of any solid or liquid waste, accumulated or disposed of on-site, the drilling and installation of monitoring wells for subsurface investigation, and other actions related to the investigation and remediation of surface and subsurface contamination of the Environment.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller-Owned Intellectual Property” means those patents and trademarks used in the business of the Company and Company Subsidiaries as historically conducted by the Company or a Company, Subsidiary and identified as required by Section 3.18 as being owned by Seller.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, and all related documentation, including, without limitation, user manuals.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others governing body or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean all United States and Canadian federal, state, provincial and local, and all other foreign, taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” or “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

“Third-Party Claim” means any civil, criminal or administrative actions, suits, claims, hearings, investigations, product recalls or proceedings instituted by a third party.

“Trademark Consent Agreement” means a Trademark Consent Agreement substantially in the form of Exhibit G.

“Transaction Documents” means the Non-Competition and Solicitation Agreement, Transition Services Agreement, License Agreement, Trademark Consent Agreement and Facilities Use Agreements.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” shall mean: (a) the consolidated current assets (other than cash and cash equivalents) of the Company and any Company Subsidiary, as of the Closing Date, calculated in accordance with GAAP and the accounting principles set forth in Exhibit A consistent with the Reference Working Capital Statement; minus (b) the consolidated current liabilities of the Company and any Company Subsidiary as of the Closing Date, calculated in accordance with GAAP and the accounting principles set forth in Exhibit A consistent with the Reference Working Capital Statement.

“Working Capital Target” shall mean an amount equal to $93,230,000.

(d) The following terms have the meanings set forth in the Sections set forth below:

Term	Section
“2002 Awards”	6.04(i)(i)(A)
“Affiliate Plan”	3.11(c)(iii)
“Agreement”	Recitals
“Applicable Rate”	6.04(p)(ii)(D)
“Asset Amount”	6.04(p)(ii)(C)
“Audited Balance Sheet”	3.07(b)
“Benefit Liabilities”	6.04(p)(ii)(B)
“Brampton Facility”	10.06(c)(ii)
“Business Software”	3.18(f)
“Buyer”	Recitals
“Buyer Indemnified Party”	10.01(a)
“Buyer Indemnified Parties”	10.01(a)
“Buyer Returns”	6.08(a)
“Cap”	10.06(a)
“Closing”	2.01
“Closing Date”	2.01
“Commissioner”	6.03(c)

Term	Section
“Company”	Recitals
“Company Benefit Plan”	3.11(a)
“Company By-laws”	3.01
“Company Charter”	3.01
“Company Common Stock”	3.06(a)
“Company Intellectual Property”	3.18(a)
“Competition Act”	6.03(c)
“Confidentiality Agreement”	6.01(b)
“CPR”	11.10(c)
“DOJ”	6.03(a)
“Employee Benefit Plans”	3.11(a)
“Environmental Basket”	10.06(b)
“Environmental Threshold”	10.06(b)
“ERISA”	3.11(a)
“ERISA Affiliate”	3.11(c)(iv)
“Facilities Use Agreements”	6.14
“Final Determination”	1.07(a)(I)
“Final Offer”	1.05(b)
“Final Purchase Price”	1.02
“Financial Statements”	3.07(a)
“Former Employee”	3.10
“FTC”	6.03(a)
“Funded International Company Benefit Plan”	6.04(p)(ii)(A)(3)
“Guaranty”	Recitals
“Indemnifiable Losses”	10.06(c)(ii)
“Independent Accountants”	1.05(b)
“Intercompany Arrangements”	5.06(b)
“Intercompany Plan”	5.07
“International Company Benefit Plan”	3.11(e)
“International Employee Benefit Plans”	3.11(e)
“International Seller Benefit Plan”	3.11(e)
“Initial Purchase Price”	1.02
“Kanzaki”	10.01(e)
“Kanzaki License Agreement”	10.01(e)
“Kanzaki Noncompetition Agreement”	10.01(e)
“Land”	11.03(a)
“Leased Property”	3.16(b)
“License Agreement”	6.12
“Licensed Software”	3.18(f)
“Major Transaction”	6.12(a)
“Mandated Plan”	3.11(e)
“Minimum Loss”	10.06(c)(i)
“Multiemployer Pension Plan”	3.11(c)(ii)
“Nellis Facility”	10.06(c)(ii)
“Notice of Dispute”	1.05(a)

Term	Section
“Non-Competition and Non-Solicitation Agreement”	6.07
“Outside Date”	9.01(b)(i)
“Owned Property”	3.16(b)
“Owned Software”	3.18(e)
“Paper Workers Union”	6.04(j)
“Parent”	Recitals
“PBGC”	3.11(c)(iv)
“Pension Benefit Arrangement”	6.04(p)(ii)(A)
“Permits”	3.01
“Permitted Indebtedness”	5.01(c)
“Permitted Liens”	3.16(a)
“Post-Closing Taxes”	6.08(e)
“Pre-Closing Taxes”	6.08(e)
“Property”	3.16(b)
“Receivables”	6.10
“Receivables List”	6.10
“Seller”	Recitals
“Seller Benefit Plan”	3.11(a)
“Seller Indemnified Party”	10.02
“Seller Indemnified Parties”	10.02
“Seller-Owned Know-How”	6.12(b)
“Seller Returns”	6.08(b)
“Share”	1.01
“Shrink Wrap”	3.18(e)
“Straddle Periods”	3.09(a)
“Teamsters”	6.04(j)
“Third Party Claim Losses”	10.06(c)(iii)
“Threshold Amount”	10.06(c)(ii)
“Trademark Consent Agreement”	6.13
“Transition Services Agreement”	6.11
“Underfunding Reimbursement Payment”	6.04(p)(i)
“Unfunded International Company Benefit Plan”	6.04(p)(ii)(A)(4)
“Voting Company Debt”	3.06(b)

Section 11.04. Interpretation; Disclosure Schedules.

(a) The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, schedule and annex references are to the articles, sections, paragraphs, exhibits, schedules and annexes of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provisions of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.05. Severability. The terms and provisions of this Agreement shall be deemed severable. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable as to any Person or in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision as to any other Person or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court or other Governmental Authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention and purpose of the invalid or unenforceable term or provision.

Section 11.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original by the party executing such counterpart and all of which when taken together shall constitute one and the same agreement. Delivery by any party hereto of an executed signature page by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including all schedules, exhibits and annexes hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and merges all prior negotiations, agreements and understandings, oral or written, with respect to such matters (other than as set forth in the Confidentiality Agreement).

Section 11.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Buyer may assign its rights and interests under this Agreement to any Affiliate which assumes Buyer’s obligations (after which Buyer shall no longer be subject to any such obligations). Any purported assignment without such consent shall be void. Subject to the provisions of this Section 11.08, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.09. Specific Performance. The parties agree that the assets and business of the Company as a going concern constitute unique property. There is no adequate remedy at law for the damage which either party might sustain for failure of the other party to consummate the transactions contemplated by this Agreement and, accordingly, each party shall be entitled, as its option, to specific performance, in addition to any other remedy at law or in equity, to enforce the terms hereof.

Section 11.10. Alternative Dispute Resolution. (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, executives representing Buyer and Seller shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party’s notice, or if the parties fail to meet within 20 days, either Buyer or Seller may initiate mediation of the controversy or claim as provided hereinafter.

(b) If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence.

(c) If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation for Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

(d) Any dispute arising out of or relating to this Agreement which has not been resolved by non-binding means as provided herein within 60 days of the initiation of such procedure may only be heard, adjudicated and determined in an action or proceeding filed, subject to the limitations set forth in Section 11.10(e), in any court of any state of the United

States, or any United States federal court, having jurisdiction of the parties and having subject matter jurisdiction.

(e) Each party submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.02. Nothing in this Section 11.10(e), however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(f) The procedures specified in this Section 11.10 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 11.10.

(g) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 11.10 are pending. The parties will take such action, if any, required to effectuate such tolling.

(h) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

(i) All deadlines specified in this Section 11.10 may be extended by mutual agreement of the parties.

(j) The provisions of this Section 11.10 shall not apply to the matters described in Sections 1.04, 1.05, 1.06 and 1.07 of this Agreement, which shall be resolved as described therein.

Section 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

UPM-KYMMENE INVESTMENT, INC.

By	/s/ TAPANI SOINTU
	Name:	Tapani Sointu
	Title:	Vice President, Corporate Structure

BEMIS COMPANY, INC.

By	/s/ SCOTT W. JOHNSON
	Name:	Scott W. Johnson
	Title:	Senior Vice President